Table of Contents

Part II

PRELIMINARY OFFERING CIRCULAR

American Stories Entertainment, Inc.

1449 WETHERINGTON WAY, PALM HARBOR, FL 34683

Phone Number: 727-403-6612

Dated: _____________ __, 2023

We are offering up to 6 million shares of our Common Stock Class B (“Shares”), at $2.50/share with no voting power and no par value.

We also have a bonus structure for our offering:

Each subscriber purchasing at least $2000 worth of our Class B Shares will receive one Class B Share for each share purchased (2 shares for the price of 1). Bonus shares issued, if any, will increase the total amount of issued shares should this offering be fully subscribed.

An offering statement pursuant to Tier 2 of Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 3 of this Preliminary Offering Circular.

The Preliminary Offering Circular relates to the proposed issuance by the Company of up to 6,000,000 shares of Common Stock Class B (with bonus shares as disclosed herein), with no voting power and having no par value per share (as authorized by Florida law), to be issued by American Stories Entertainment, Inc. (the “Company,” “we,” “us,” or “our”). Subscribers will be required to tender cash funds for their shares. The Shares are priced at $2.50/share. There is no minimum Offering amount. Our minimum investment is $500.00. We are a start-up “indie” television programming producer. Our principal offices are located at 1449 WETHERINGTON WAY, PALM HARBOR, FL 34683. The phone number for these offices is 727-403-6612.

We intend to commence the offering of these securities promptly after the date this Preliminary Offering Circular is qualified. There is no minimum investment amount and no escrow of subscribed funds provided. The Offering will close upon full subscription or in the discretion of Management.

This Offering will be conducted on a “best-efforts” basis with assistance from Silicon Prairie Capital Partners, LLC, a licensed broker/dealer.

There are no matters triggering disqualification under Rule 262.

This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

See Item 14, “Securities Being Offered” for more information and descriptions of the Shares.

Our Common Stock shares are mentioned in this Offering Circular where we disclose our corporation’s capital structure. We have issued 49,355,910 Common Stock Class B shares (non-voting) and 8000 Common Stock Class A shares (all the authorized voting Common Stock shares) as of the effective date of this Offering Circular.

COMMON STOCK:

	Price to public	Sales discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit:	$2.50	$0.05	$2.45	$0.00
Total minimum: none	$0.00	$0.00	$0.00	$0.00
Total Maximum	$15,000,000.00	$380,000.00	$14,620,000.00	$0.00

Our Board of Directors used its business judgment in setting a value of $2.50 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth. When figured on a pre-forward split basis, this price is $8.00 more per share than our last SEC Regulation Crowdfunding offering of $2.00/share. Based on our current capital structure, our last Regulation Crowdfunding shares would have been sold at $0.50 per share, compared with $2.50 for this Offering. The bonus shares are provided cost-free to shareholders.

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“COMMISSION” OR “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO REGULATION “A+” OF THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER QUALIFY UNDER THE REGULATION.

Item 2: TABLE OF CONTENTS

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Item 3. SUMMARY AND RISK FACTORS

SUMMARY

American Stories Entertainment, Inc., a Florida corporation, ("Company" or “ASE”), was formed on December 16, 2020 (inception). We are offering up to 6 million of our Common Stock Class B shares at $2.50 per share in this Regulation A+ offering (“Common Stock”). Common Stock Class B shares have no par value.

We also have a bonus structure for our offering:

Each subscriber purchasing at least $2000 worth of our Class B Shares will receive one Class B Share for each share purchased (2 shares for the price of 1). Bonus shares issued, if any, will increase the total amount of issued shares should this offering be fully subscribed.

We recently had a four for one “forward” split of our capital stock. This increased our authorized Common Shares from 64 million to 256 million shares and our Preferred Shares from 10 million to 40 million shares. Of the 256 million authorized Common Stock shares, 8000 shares are Common Stock Class A voting shares - 4000 shares each owned by Quadrant Sales & Marketing Inc. (“Quadrant”) and Big Daddy Unlimited Inc. (“Daddy”). Quadrant is owned by Robert Cefail our President and Daddy is owned by Anthony M. McKnight. The remainder are Common Stock Class B non-voting shares.

Only non-voting Common Stock Class B shares are offered hereby. Therefore, even if this offering of Common shares is sold out, our Common Stock Class A voting shareholders will maintain voting control of the Company.

We are assisted in this Offering by broker/dealer Silicon Prairie Capital Partners, LLC (“SPCP”). The Silicon Prairie Capital Partners Portal Listing Agreement calls for an upfront $2500 listing fee; five percent (5%) commission on the first $1 million raised, four percent (4%) on the next $1 million, three percent (3%) on the next $8 million and one percent (1%) for the remainder.

We commenced a SEC Regulation D, Rule 506(b) private placement offering of our convertible promissory notes on April 14, 2022. Notes were convertible automatically upon the filing of a Regulation CF offering into our non-voting Common Stock Class B at $0.50/share. We raised a total of $234,751 in this offering. The shares were converted into 469,502 Common Stock Class B shares (pre- forward split).

We commenced a Securities and Exchange Commission (“SEC”) Regulation Crowdfunding offering on January 15, 2021, and raised $713,754 of our total goal of $1 million, selling 713,754 shares of our Common Stock Class B at $1.00 per share (pre-forward split - “CF-1 offering”). The CF-1 offering was terminated on January 20, 2022.

We commenced a 2nd Regulation Crowdfunding offering on April 14, 2022, raising $131,908 to date, selling 65,954 our Common Stock Class B at $2.00 per share (pre-forward split - “CF-2 offering”). Our CF-2 offering was terminated by our 3rd Regulation Crowdfunding offering in which we have raised $238,256 as of May 4, 2023.

To date, we have spent approximately $850,000 of the amount raised primarily on TV show production. The remainder will be used on future show production and promotion. See our MANAGEMENT’S DISCUSSION for more information regarding our Regulation CF offerings.

We are a Florida start-up corporation with an office in Palm Harbor, Florida. We are an “Indie TV production company,” meaning that we are not a large, well-known studio such as Walt Disney Studios or Paramount Television Studios. We have a simple mission – provide creative, uplifting television programming content that improves the lives of our viewers.  Our plan is to do this by telling the unique stories of real people. ASE’s contemplated programming covers a broad range of lifestyles including hunting, fishing, sports, small business, and survival strategies. Our plan is to produce our shows primarily in small and medium-size towns – locations not generally featured in traditional media.

FILLING DEMAND FOR A Massive Underserved Market – We are targeting viewers that consider themselves left behind by traditional entertainment providers. This includes people in small town America and the general population found between the east and west coasts of the USA. Our “Secret Sauce” - ASE plans to create and control our own content. The Company plans to continually build and employ an ever-growing series of distribution channels for our content. We are also directly producing our own shows. We seek to develop these through a series of stages involving the production of a limited series of episodes for proof of concept (viewer appeal), and then increasing the number of episodes assuming successful series performance. Lavish production costs are not part of the ASE culture. All Company programming are and will be produced by what we believe will be efficient creative teams who can produce quality content yet not “break the bank.”

ASE’s plan revolves around creating original content using a phased approach to be able to adjust and modify programming that best serves our target audience. We have produced and distributed over 40 episodes of programming as of June 30, 2022, and plan to produce and distribute over 50 episodes by the close of 2022. This allows the content to be shown on YouTube, Roku or on traditional TV. Advertisers will then be shown the completed shows, prior to broadcast, at which point they can purchase ad time or even product placement slots for future shows. ASE, because our plan is to control various distribution assets (our television programming) through exhibition on channels such as YouTube, Recoil TV, Roku, and other outlets, can make future content decisions based on direct viewer and advertiser inputs. We may also consider “traditional” television distribution for some of our programming as well (licensing content to network, cable, streaming channels). We established an online streaming site – www.americanstories.tv in January 2021. There is limited content on the site to date, including some television programming and ancillary products (merchandise, “gear”). We also have additional Company-related information at www.americanstoriesentertainment.com.

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To date, we are exhibiting our programming on www.americanstories.tv, Roku, Amazon Fire TV, Apple TV, and YouTube. More information regarding www.americanstories.tv and a presentation of shows we are developing or considering developing is contained in our DESCRIPTION OF BUSINESS, below.

If a show is successful, both from the consumer perspective and advertiser response, ASE will extend the respective series for additional shows. As the additional episodes are added to the series the content can be tweaked and modified to better serve our audiences (consumers and advertisers).

You make the stories. We intend to deploy what we consider to be a breakthrough viral growth tool that brings the audience directly into the production of content. Using mass online market research platforms, ASE will ask its viewers to participate in the creation of content. By asking viewers to answer a series of questions, they can provide story ideas to us and help in the selection of scripts and even potential talent for future shows. In our view (and as a goal), this tool will result in an ever-growing database of “You Make The Stories” participants. To date, we have not begun our “You make the stories” effort.

Another of our goals is to tap a movement of millions of fans built through this process who have direct “buy in” for each project through participation in the ongoing research process. We also plan through an aggressive product placement effort (product placement involves contracts with advertisers to feature their products within our programming) and our own merchandise line to create additional revenue potential.

In addition to our planned and on-going, produced television programming, we also contract for the manufacture, distribution, and sale of “ancillary products.” These products vary depending on the television programming inspiring the creation of the products; show and memorabilia products such has hats, T-shirts, jackets, etc. (offered for sale on www.americanstories.tv). More information is provided in our DESCRIPTION OF BUSINESS, infra.

Disclosure Regarding our Voting Shareholders

Because all our voting stock is owned by 2 companies, with 50% each, it is imperative that we disclose these owners’ control persons and salient information about each. Control persons are the officers, directors and any 10% or more securityholders of a company.

Robert Cefail is the control person of Quadrant Sales & Marketing, Inc., a Florida corporation in good standing. Mr. Cefail is President and a Director of ASE.

Anthony M. McKnight the control person of Big Daddy Unlimited Inc., a Florida corporation in good standing. Mr. McKnight is a Director of ASE.

Here is summary information for these 2 gentlemen:

Name:	Robert Cefail	Anthony M. McKnight
Company	American Stories Entertainment, Inc	American Stories Entertainment, Inc
Title	President, Director	Director
Dates of Board Service:	12/16/2020 - Present	03/22/2022 - Present
Employer:	Quadrant Sales & Marketing, Inc	Big Daddy Unlimited, Inc.
	President, Director	President, Director
Dates of Service:	2003 - Present	2016 to present
Employer's principal business:	Marketing & PR Services	Online Marketplace
Age:	63	54
Advanced educational degrees:	None	University of Florida BS in History

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RISK FACTORS

 Investment in our Common Stock Class B shares involves a high degree of risk. We expect to be exposed to some or all the risks described below in our future operations. Any of the risk factors described below, as well as additional risks of which we are not currently aware, could affect our business operations and have a material adverse effect on our business, results of operations, financial condition, cash flow and prospects and cause the value of our shares to decline. Moreover, if and to the extent that any of the risks described below materialize, they may occur in combination with other risks that would compound the adverse effect of such risks on our business, results of operations, financial condition, cash flow and prospects.

Risks Related to Pandemics

All the effects of the recent COVID-19 coronavirus pandemic are not immediately known, but may adversely affect our business, results of operations, financial condition, liquidity, and cash flow.

COVID-19 (also referred to herein as “Coronavirus”) has impacted our ability to gather and make plans to manage and grow our business plan and has inhibited our ability to contact potential shareholders.  It is unknown how long this worldwide pandemic will remain an obstacle to the economies of the United States and Canada and what long term effect, if any, it may have on the Company’s operations.

As of the date of this offering circular, COVID-19 coronavirus has been declared a pandemic by the World Health Organization, has been declared a National Emergency by the United States Government and resulted in several states being designated disaster zones. COVID-19 coronavirus caused significant volatility in global markets. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain nations, states, and municipalities enacted quarantining and “shelter-in-place” regulations which severely limited the ability of people to move and travel and require non-essential businesses and organizations to close. While most jurisdictions eventually lifted their “shelter-in-place” restrictions and travel bans, there is no certainty that an outbreak will not occur, and additional restrictions imposed again in response.

It is unclear how such restrictions, if put in place again, will contribute to a general slowdown in the global economy, will affect our business, results of operations, financial condition, and our future strategic plans. In addition, while we plan to produce our programming in the United States, we still could experience significant supply chain disruptions due to interruptions in operations at any or all our suppliers’ facilities or downline suppliers or availability of qualified personnel. If we experience significant delays in receiving needed supplies and equipment and hiring qualified personnel, we will experience delays in our planned programming productions and ultimately receiving payment when (and if) our programming is aired for viewing, which could result in loss of sales and a loss of viewers, and adversely impact our financial condition and results of operations. The status of COVID-19 restrictions could also negatively impact our ability to receive funding from our existing capital sources as each business is and has been affected uniquely.

General securities market uncertainties resulting from the COVID-19 pandemic.

Since the outset of the pandemic the United States and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business, and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until (and if) the pandemic has stabilized, the markets may not be available to the Company for purposes of raising required capital.  Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

Risks of restricted international travel resulting from the COVID-19 pandemic.

One of the negative impacts of COVID-19 is the need for countries to restrict travel both into and out of national borders. Until such time as such restrictions are not widely promulgated, there is a risk that continuing travel restrictions could impact our operations.

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Risks of disruption to our programming production schedules.

As the number of “variants” (such as Delta and Omicron) of COVID-19 continue to grow, programming safety protocols could be a major concern. Extensive safety protocols undoubtedly have saved lives, but they’ve also been costly to producers. Depending on the state where programming is in production, there may be state-wide mandates in place, that are subject to change over time. For example, testing probably will remain but there might be reduction in the frequency of testing requirements for those who are vaccinated. Under current rules in California, those in the zones of the set where actors are present, or crew members who must work in close confines, are tested three times a week or more.  Also, there may be some easing on masking and social distancing rules. After all, wearing a mask for more than 10 or more hours a day is tough going for crew. Remote casting and individually packaged meals are among some of the practices that could remain in some jurisdictions. There remains a risk that governmentally mandated COVID-19 safety protocols will increase the cost, and delay, of our programming production. Florida has little in the way of safety protocols, but we have some in place as discussed in our MANAGEMENT’S DISCUSSION section. There could also be delays or disruption in the manufacture, distribution, and sale of our planned ancillary products.

Risks Related to Our Business

Our business is dependent upon our ability to attract and retain key personnel.

We are highly dependent on members of our Management. Competition for talented management and staff is, and will continue to be, intense. Our ability to attract and retain the highest quality management team is critical to our business, results of operations, financial condition, and cash flow. A downturn in the performance of our Management could adversely affect our ability to attract and retain other key personnel. Our failure to attract and retain key personnel, including television producers, directors, crew, and actors, could have a negative impact on our ability to manage effectively and grow our business.

The company’s assumptions concerning future operations may not be realized.

Any operating and financial information contained in this Offering Circular have been prepared by management of the company based upon our goals and objectives for the future performance and various assumptions concerning future phenomena. In addition, the company’s possible economic success and results are dependent on the successful implementation of the Company’s business plan and strategies and are based on hypothetical assumptions and events over which we have only partial or no control. While management believes that our goals and objectives are reasonable and achievable, no assurance can be given that they will be realized. ASE does not currently have any contractual agreements that can provide assurances with respect to possible revenues. The selection of assumptions underlying the projected information required the exercise of judgment by, and represent the opinions and beliefs of, the company’s management. Others may have different opinions and beliefs. In addition, the projections and underlying assumptions have not been compiled, reviewed, or examined by any independent public accountants and were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission. Moreover, the Company’s operations are subject to uncertainty because economic, legislative, political, or other changes may have on future events. Changes in the facts or circumstances underlying such assumptions could materially and adversely affect our operations. To the extent assumed events do not materialize, actual results may vary substantially from desired results. As a result, no assurance can be given that the Company will achieve the operating or financial results that would reward a shareholder for his, her or its purchase of our Common Stock and, accordingly, prospective shareholders are cautioned about placing undue reliance thereon.

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If we fail to retain our audience, or add new ones, our revenue, financial results, and business may be significantly harmed.

The size of our audience base and acceptance of our programming will be critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active viewers. There is no guarantee that we will be able to establish, grow and maintain our active viewer base or sales levels over time (if at all). A decrease in viewer retention, growth, or engagement may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

-	Viewers increasingly engage with competing productions;

-	We fail to introduce new and improved productions or if we introduce new productions that are not favorably received;

-	We are unable to continue to develop productions that achieve a high level of market acceptance;

-	There are changes in viewer sentiment about the quality or usefulness of our productions or concerns related to, safety, security, or other factors;

-	We are unable to manage and prioritize information to ensure viewers are presented with programming that is entertaining or useful and relevant to them;

-	Technical or other problems prevent us from delivering our productions in a rapid and reliable manner;

-	If we are unable to maintain and increase our viewer base, our revenue, financial results, and future growth potential may be adversely affected.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be harmed, and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We may experience rapid growth in our productions and operations, which may place significant demands on our management, operational and financial infrastructure. If we do not manage our growth, the quality of our productions could suffer, which could negatively affect our operating results. To manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements may include:

-	Enhancing our information and communication systems to attempt to optimize our programming production and commercial exploitation.

-	Enhancing systems of internal controls to ensure timely and accurate reporting of all our operations.

-	Documenting all our information technology systems and our business processes for our ad systems and our billing systems.

-	Improving our information technology infrastructure.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock (if such a public market is established).

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Competition could present an ongoing threat to the success of our business.

Some of our potential competitors may have significantly greater resources and better competitive positions in certain markets than we do. They may be more established and possess longer operating histories with significantly more financial resources. These factors may allow our potential competitors to respond more effectively than us to new or emerging technologies and changes in market requirements. They may develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. As a result, our potential competitors may acquire and engage customers at the expense of the growth or engagement of our customer base (if we are able to develop one), which may negatively affect our business and financial results.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

-	The audience appeal of our productions compared to those of potential competitors;

-	The quality of our Management, production technical experts we hire, and marketing efforts;

-	The size and composition of our viewer base;

-	Growth in licensing of our productions to distributors and exhibitors;

-	The timing and market acceptance of productions, including developments and enhancements to our or our potential competitors’ programming;

-	Our ability to monetize our productions and ancillary products;

-	The frequency, size, and relative prominence of the advertising and other promotional content displayed by us or our potential competitors;

-	Distributor/exhibitor relationships and support efforts;

-	Marketing, licensing of productions and selling efforts;

-	Our ability to establish and maintain interest in our programming;

-	Changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

-	Acquisitions or consolidation within our industry, which may result in formidable competitors;

-	Our ability to attract, retain, and motivate talented employees, contractors, and management personnel;

-	Our ability to manage and grow our operations cost-effectively; and

-	Our reputation and programming strength relative to our potential competitors.

If we are not able to compete effectively over time, our viewer base and level of engagement may decrease, which could make us less attractive to others and materially and adversely affect our revenue and results of operations.

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If we were to lose the services of our management team, we may not be able to execute our business strategy.

We believe our management team have many strengths and attributes enhancing our operations and plans. Our future success depends in a large part upon the continued service of key members of our management team. All our executive officers and key employees are, and will likely be, at-will employees, and we do not plan to maintain any key-person life insurance policies. The loss of any of our Management or key personnel could seriously harm our business. Our key management team members do not have non-compete agreements in place and are free to leave the Company and work for others. There are non-disclosure and confidentiality agreements in place with Management and will be for employees (as they are hired).

Trend information.

The Company is an early-stage development company. The trends projected for the Company for production, sales and inventory have not been established. The state of the order book, costs, and selling prices for the products and services sold since the latest financial year for the Company will be updated and presented in our financial statements.

We have no operating history and a relatively new business model in a competitive market. This makes it difficult to evaluate our prospects and may increase the risk that we will not be successful.

We have no operating history. You must consider our business and prospects considering the risks and difficulties we will encounter as an early-stage company in a highly competitive market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

Interruption or failure of our production technology could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Provision of our productions and ancillary products will depend on the continuing operation of our production technology and delivery systems. Any damage to or failure of our systems could result in interruptions in our operations. Interruptions in our operations could reduce our revenues and profits, and our reputation could be damaged if people believe we are unreliable. Our operations are vulnerable to damage or interruption from global pandemics, earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Our offices and facilities are also subject to break-ins, sabotage, and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, including an ongoing pandemic such as COVID-19, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our location(s) could result in lengthy interruptions in our operations.

We may experience operational failures in the future. Any unscheduled interruption in our operations will put a burden on our entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent operational failures, our reputation could be permanently harmed. The steps we will take to increase the reliability and redundancy of our operations may be expensive, may reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

We could become subject to commercial disputes that could harm our business by distracting our Management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time, we could be engaged in disputes regarding our business transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract Management from operating our business and the cost of defending these disputes would reduce our operating results.

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We must keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our operations to evolving industry standards and to improve the performance and reliability of our operations. Our failure to adapt to such changes would harm our business. New technologies and advertising media coverage could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications or other technological changes could require substantial expenditures to modify or adapt our operations, facilities, or infrastructure.

Our business partially depends on increasing use of the Internet by potential viewers searching for information regarding our productions. If our Internet infrastructure is not established properly and is not maintained to support these activities, our business will be harmed.

Our success will partially depend on the continued growth and maintenance of an Internet infrastructure providing information to potential viewers. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet contact and information to our viewers and potential viewers. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users seeking information about us and our programming continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms, and similar programs may harm the performance of our promotional/informational efforts on the Internet. The Internet has experienced a variety of outages and other delays because of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide information about our operations and productions.

It may not be possible to attract new viewers.

As part of our business plan, we intend to establish and grow our viewer base by developing our geographic and production categorized approach, which will include emphasis on smaller town, “middle America” viewers. We may not be able to execute our business plan successfully in promoting our concept to attract viewers. We cannot assure you that we will be successful in implementing our business plan or that any revenues from our planned productions will occur at all.

Negotiation and pricing of distribution/exhibition contracts are subject to approval of others and those contracts may change in the future.

We may not be able to negotiate programming distribution/exhibitor contracts that are favorable to us. These contracts will likely change in the future as our costs of doing business fluctuate. Our ability to negotiate favorable distribution and exhibition contracts will be critical to the success of our operations and financial “bottom line.”

The markets in which we operate could become highly competitive, both within the USA and internationally, and increased competition could affect our ability to be profitable.

We will likely face competition from other companies in the USA, North America and worldwide (should we establish markets there). If television programming in general continues to grow in popularity and consumption, the resources of potential competitors will likely increase, and they could commence television programming production. The increase in competition could have a material adverse effect on our revenues and our overall business, results of operations, financial condition, and cash flow.

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Our digital media strategy is unproven and may not generate the revenue we anticipate.

We will attempt to create and maintain contact with (potentially) a global viewer base through several digital and other media channels, including the Internet and social media. While we may attract a significant number of viewers to our digital media assets, including our website, the future revenue and income potential of business operations is uncertain. You should consider our business and prospects considering the challenges, risks, and difficulties we may encounter in this new and rapidly evolving market, including:

-	Our ability to provide production/programming information through our website and digital media strategy;

-	Our ability to create at least a national viewer base, build our viewer base and increase engagement with our viewers through our website and digital media assets;

-	Our ability to enhance the content/information offered through our website and digital media assets and increase our viewer base;

-	Our ability to generate revenue from eventual programming licensing and ancillary product sales through interaction with our viewers through our website and digital media assets;

-	Our ability to attract sponsors and advertisers, to retain such sponsors and advertisers and demonstrate that our website and digital media assets are working to deliver value to them;

-	Our ability to identify and capitalize on new digital media business opportunities; and

-	Our ability to compete with competitors for viewers' time and Internet focus.

In addition, as we attempt to establish our website and expand our digital and other media channels, including the Internet and social media, revenue from our business sectors may decrease, including our programming licensing and ancillary product sales revenue, due in part to digital media strategy or operational difficulties or failure. Failure to address these risks and difficulties could affect our overall business, financial condition, results of operations, cash flow, liquidity, and profitability.

Inability to renew our insurance policies could expose us to significant losses.

We plan to insure against Officer/Director liability for members of our management team (assuming adequate available funding from the proceeds of this Offering). When any of our planned or existing insurance policies expire, it may not be possible to renew them on the same terms, or at all. In such circumstances, some of our businesses and/or assets may be uninsured. If any of these uninsured businesses or assets were to suffer damage, we could suffer a financial loss. An inability to renew insurance policies covering our management or other valuable assets could expose us to significant losses.

Our business is subject to a variety of USA and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information displayed in our programming and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services or promotion for activities of their users are currently unsettled both within the USA and abroad. Claims could be threatened and filed under both USA and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted, or the content generated for dissemination by us. If one of these complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management, and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

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We may also face risks associated with national or international data protection. The interpretation and application of data protection laws here and in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business.

The application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of alternative fuel products, can be unclear. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver content to our followers/customers, limit our ability to grow and cause us to incur significant expenses to comply with such laws and regulations.

Several other federal laws, state, Canadian provincial, and other foreign jurisdictions could have an impact on our business (production of our programming; manufacture, sale, and transmission/transport of our ancillary products). Compliance with these laws and regulations is complex and may impose significant additional costs on us.

We also face risks from legislation that could be passed in the future. Compliance with these laws and regulations is complex and may impose significant additional costs to us that may affect our ability to be profitable.

We may be subject to regulatory investigations and settlements in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

From time to time, we may receive inquiries from regulators regarding our compliance with laws and other matters. It is possible that a regulatory inquiry might result in changes to our policies or practices. Violation of existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or enforcement actions initiated by, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand.

As funds allow, our plan is to obtain copyright and/or trademark protection for programming and ancillary products (to the extent we decide these are needed).

Our trademarks, trade secrets, copyrights and all our other intellectual property rights will be important assets for us. There are events that are outside of our control that could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the entertainment industry own large numbers of copyrights, trademarks, and in some cases, trade secrets and frequently enter litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

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From time to time, we might receive notice letters from intellectual property holders alleging that certain of our programming or ancillary products infringe on their rights. Some of these could result in litigation against us. Companies could also file trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits could differ from jurisdiction to jurisdiction and negative outcomes could affect our operating results and potential profitability.

Defending lawsuits could take time and resources. Adverse results in these lawsuits may result in, or even compel, a change in internal controls or current practices could result in a loss of revenue for us, which could harm our business.

Our financial results will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results will fluctuate in the future. Additionally, as a start-up enterprise, we have no operating history, which makes it difficult to forecast our future results. You should consider the risks and uncertainties frequently encountered by start-up companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

-	Our ability to maintain and grow our viewer base;

-	Our ability to attract and retain viewers in a particular period;

-	Seasonal fluctuations in spending by our viewers;

-	The number of ads or promotion shown to potential and existing viewers;

-	The pricing of our ads/promotions and products;

-	Our ability to increase programming licensing and ancillary product sales revenue;

-	The diversification and growth of revenue sources beyond currently planned advertising/promotional efforts;

-	The development and introduction of new products or services by us or our competitors;

-	Increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to be competitive;

-	Our ability to have gross margins and operating margins;

-	Our ability to obtain equipment and technology in a timely and cost-effective manner;

-	System failures or breaches of security or privacy;

-	Adverse litigation judgments, settlements, or other litigation-related costs;

-	Changes in the legislative or regulatory environment, including with respect to privacy (our website and digital media) and our products, or enforcement by government regulators, including fines, orders, or consent decrees;

-	Fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies (if any);

-	Fluctuations in the market values of any future potential portfolio investments and in interest rates;

-	Changes in USA generally accepted accounting principles (“GAAP”); and

-	Changes in business or macroeconomic conditions.

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We expect our costs to grow quickly, which could harm our business and profitability.

If we secure adequate funding, providing our programming and ancillary products to our customers will be costly and we expect our expenses to increase in the future as we plan to broaden our viewer base, as viewers increase the number of connections and amount of data they share with us, as we develop and implement new product features that require more operational infrastructure, and as we hire additional employees. We expect our costs to increase each year due to these factors and we expect to continue to incur increasing costs, for employees, digital media servers, programming production, ancillary product manufacturing, storage, and transport to customers, power, and data centers, to support our anticipated future growth. Our expenses may be greater than we anticipate, and our procurements/investments to make our business and our technical infrastructure more efficient may not be successful. In addition, we may increase marketing, sales, and other operating expenses to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations (if any; after operations commence) will be based on our corporate operating structure and intercompany arrangements, including the way we develop, value, and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities of the jurisdictions in which we plan to operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by both U.S. federal and state and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

The enactment of legislation implementing changes in the USA taxation of domestic and/or international business activities or the adoption of other tax reform policies could materially affect our financial position and results of operations.

Certain changes to USA tax laws, if any, including limitations on the ability to defer USA taxation on earnings inside or outside of the USA (until the latter earnings are repatriated to the USA), could affect the tax treatment of our foreign earnings (if any), as well as cash and cash equivalent balances we may maintain in inside or outside of the USA. Due to the potential of expanding scale of our domestic and international business activities, any changes in the USA taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition, and results of operations.

Our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of a widespread health epidemic, such as swine flu, avian influenza, Severe Acute Respiratory Syndrome (SARS), Zika Virus, Coronavirus or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. The occurrence of such a disaster or a prolonged outbreak of an epidemic illness or other adverse public health developments in the USA or elsewhere in the world could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition, and results of operations. Our operations could be disrupted if any of our employees or employees of our business partners were suspected of having the swine flu, avian influenza, coronavirus, or SARS, since this could require us or our business partners to quarantine some or all such employees or disinfect the facilities used for our operations. In addition, our revenue and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the global economy in general. Our operations could also be severely disrupted if our suppliers, customers, or other participants were affected by such natural disasters, health epidemics or other outbreaks.

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Using a credit card to purchase shares may impact the return on your investment.

Investors in this Offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

You may have difficulty depositing your shares.

Even if the Company successfully lists its shares to a stock exchange, you may have difficulty depositing your shares with a broker. Many licensed broker-dealers refuse to deposit shares listed on the Over the Counter ("OTC") exchange. The Company may need to raise enough capital to list to a major exchange for you to deposit your shares easily. The listing requirements of major exchanges are more difficult to achieve, and the Company may fail to meet those requirements.

Risks Related To Ownership Of Our Common Stock

The existence of a limited number of Common voting shares will limit your ability to influence corporate matters.

There are only 8,000 voting Common Stock Class A shares: owned half by Quadrant Sales & Marketing, Inc., and half by Big Daddy Unlimited Inc. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Common Stock Class B shares could be adversely affected.

Risks regarding our securities being offered.

The offering price of the securities being offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our stock. The offering price for the stock being registered in this Offering has been arbitrarily determined by us and is not based on assets, operations, book, or other established criteria of value. Thus, prospective shareholders should be aware that the offering price does not reflect the market price or value of our common shares.

We may, in the future, issue additional shares of common stock, which would reduce investors' percent of ownership and may dilute our share value.

Our Amended and Restated Articles of Incorporation authorize the issuance of 256 million shares of common stock; all but 8000 are non-voting. Common Stock Class A are voting shares and Common Stock Class B are non-voting shares. As of the date of this offering circular, the Company has issued 49,355,910 shares of Common Stock Class B. This Offering Circular offers 6 million of our non-voting common shares (Common Stock Class B), plus bonus shares. Once, and if, some of those common shares are issued, the future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

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We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

State Securities - Blue Sky Laws

There is no established public market for shares of our Common Stock outside of the potential application to trade on the OTC Markets Pink Sheets, and there can be no assurance that any other market will develop in the foreseeable future. Transfer of our Common Stock Shares may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock Shares may not be traded in such jurisdictions. Because the securities qualified hereunder have not been registered for resale under the blue-sky laws of any state, the holders of such Common Stock Shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Common Stock Shares for an indefinite period of time.

We will consider applying for listing with a provider of business and financial information on publicly listed companies, which, once published, will provide us with “manual” exemptions in approximately 39 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

39 states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling shareholders. In these states, so long as we obtain and maintain a listing in a securities manual recognized by the state such as Moody’s Investor Service or Mergent Manual, secondary trading of our Common Stock Shares can occur without any filing, review, or approval by state regulatory authorities. These states are Alaska, Arizona, Arkansas, Colorado, Connecticut, Nevada, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. If we can secure this listing in such securities manuals, only then secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require Common Stock Shares to be qualified before they can be resold by holders of Common Stock Shares.

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We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our Common Stock less attractive to potential investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and, as such, we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). We cannot predict if potential investors will find our Common Class A Stock less attractive because we rely on these exemptions. If some potential investors find our Common Class A Stock less attractive as a result, there may be a less active trading market for our stock and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period.

If Publicly Traded, Our Common Stock Would Be Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities Would Be Limited, Which Could Make Transactions in Our Stock Cumbersome and Could Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us (if our common stock is publicly traded in the future), as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

-	that a broker or dealer approve a person's account for transactions in penny stocks; and

-	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

-	obtain financial information and investment experience objectives of the person; and

-	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

-	sets forth the basis on which the broker or dealer made the suitability determination; and

-	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This could make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

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Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Should our common stock be available for purchase and sale on the public secondary market again, it will be subject to these rules.

The obligations associated with being a public company require significant resources and management attention.

As a public company in the United States, we will incur legal, accounting, and other expenses that we would not otherwise incur as a private company. We may be subject to the reporting requirements as established in “Regulation A+” of the SEC, or of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Sarbanes-Oxley Act, the listing requirements of the NASDAQ Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act, when applicable to a particular issuer, requires filing annual and current reports with respect to an issuer’s business, financial condition, and results of operations. Regulation A+ provides for less frequent public reporting (per year) but requires audited financial statements for “Tier 2” entities (such as us). The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert Management's attention from implementing our growth strategy, which could prevent us from improving our business, financial condition, and results of operations. We intend to establish policies for our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we may implement may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

For as long as we are an “emerging growth company” under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our first SEC registered offering. Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

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Provisions in Florida State Law regarding possible anti-takeover concerns may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could depress the price of our Common Stock and prevent attempts by our shareholders to replace or remove our current management.

There are provisions in Florida law thought to enhance anti-takeover concerns. See page __ of this Offering Circular for our mention of the applicable statute regarding and how that may impact a take-over attempt.

In addition, our Amended and Restated Articles of Incorporation (“Articles”) and Bylaws do not provide for cumulative voting for Directors. There are 8,000 voting Common Shares (Common Stock Class A), to the exclusion of all other Common Stock shares (Common Stock Class B).

The market price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price of this offering.

If you purchase shares of our Common Stock in this offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial stock offering price of our stock, or the market price following this Regulation A+ offering, will equal or exceed prices in privately negotiated transactions of our shares that may occur from time to time prior to our initial public offering (if any). The market price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

-	Hiring of key personnel;

-	Actual or anticipated fluctuations in our revenue and other operating results;

-	The financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

-	Actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

-	Additional shares of our Common Stock being sold into the market by us or the existing stockholders or the anticipation of such sales;

-	Announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

-	Announcements by us or estimates by third parties of actual or anticipated changes in the size of our customer base or the level of follower/customer online engagement;

-	Changes in operating performance and stock market valuations of technology companies in our industry, including competitors;

-	Price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

-	Lawsuits threatened or filed against us;

-	Developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

-	Other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology and media companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

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We do not currently intend to pay dividends on our Common Stock, and, consequently, your ability to achieve a return on an investment will depend on appreciation in the price of our securities, if any.

We do not currently intend to pay any cash dividends on our Common Stock for the foreseeable future. The payment of any future dividends will be determined by the Board of Directors considering conditions then existing, including our revenue, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

Risks Related to Programming Production and Distribution

The television industry is extremely competitive.

The television industry is highly competitive. In the production phase, competition will affect our ability to obtain the services of preferred performers and other creative personnel. ASE will be competing with the producers of other television programming in arranging for distribution in the domestic broadcaster and television exhibitor markets and in other markets and media. In the distribution phase, competition will limit the availability of outlets and channel required for the successful distribution of our programming. We will be competing directly with other television producers and indirectly with other forms of public entertainment. The company will compete with numerous larger television production companies and distribution companies that have substantially greater resources, larger and more experienced production and distribution staff and established histories of successful production and distribution of television programming.

This is a speculative business.

The entertainment industry is extremely competitive, and the commercial success of any television programming is often dependent on factors beyond the control of the producer, including but not limited to audience preference and exhibitor/broadcaster acceptance. The company may not be able to engage or retain qualified talent for the programming, including actors and other production personnel. Competent distributors or joint venture partners may not be available to assist the us in financing and marketing efforts for our programming, if required. ASE may not be able to sell or license our planned programming because of industry conditions, general economic conditions, competition from other producers, or lack of acceptance by studios, distributors, exhibitors, and audiences.

Possible lack of commercial success.

Many television programs are released each year that are not commercially successful and fail to recoup their production costs from exhibition/broadcasting and other distribution. Foreign and ancillary markets have, therefore, become increasingly important. Although both foreign and ancillary markets have grown, neither provides a guarantee of revenue. Licensing of television programming in the ancillary markets is particularly dependent upon performance in domestic distribution. If programming is not an artistic or critical success or if, for any reason, it is not well received by the public, it will likely be a financial failure.

Production risks.

Particularly as produced by independent television producers (other than the major studios such as Disney or Sony), each television program or series is a separate business venture with its own management, employees and equipment, and its own budgetary requirements. There are substantial risks associated with TV production, including death or disability of key personnel, other factors causing delays, destruction or malfunction of sets or equipment, the inability of production personnel to comply with budgetary or scheduling requirements and physical destruction or damage to the videotape itself. Significant difficulties such as these may materially increase the cost of production or may cause the entire project to be abandoned. Deferral of production expenses, fees, salaries, “points” entitlement (profit participation by outside parties) and the like can also add to the "actual" production budget, meaning that costs of production and potential economic benefit to ASE can be impacted.

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Dependence on Labor Unions.

If any of our projects become signatories to any union, then many of the individuals who will be involved in the production of the programming will be members of a union. Union decisions, including the decision to strike, can greatly impact the production of any project. Correspondingly, the ability to complete any production on time and on budget will be influenced by union decisions.

Audience appeal.

The ultimate profitability of any television programming depends upon its audience appeal in relation to the cost of its production and distribution. The audience appeal of a given TV program depends, among other things, on unpredictable critical reviews and changing public tastes and such appeal cannot be anticipated with certainty.

Premature abandonment.

The production or distribution of television programming may be abandoned at any stage if further expenditures do not appear commercially feasible or not enough money has been raised to complete the project, with the resulting loss of some or all the funds previously expended on the production or distribution of the particular programming.

Cost Overruns.

The costs of producing TV programs may be increased by reason of factors beyond the control of the producers. Such factors may include weather conditions, illness of technical and artistic personnel, artistic requirements, labor disputes, governmental regulations, equipment breakdowns and other production disruptions. While ASE intends to engage production personnel who have demonstrated an ability to complete programs within the assigned budget, the risk of a project running over budget is always significant and may have a substantial adverse impact on the profitability of the programming.

Uninsured Losses.

Our management team will choose projects that have arranged for comprehensive insurance, including types of coverage typical for motion picture production projects. There may be certain types of losses of a catastrophic nature, however, which are either uninsurable or not economically insurable, including, but not limited to, war, Acts of God, or other force majeure conditions. If any such catastrophe occurs, substantial economic loss may follow.

Deferrals.

Management, in certain circumstances, may arrange for services provided to the company for the production and distribution of our projects for which reduced, or no compensation will be initially required, it being understood that the provider of such services will be compensated by the company for the value of such services from the cash flow of the company or its programming. The value of such deferrals will be negotiated and documented by us prior to the provision of such services to the company. Deferred payments, which will be paid out of the cash flow of the Company, will reduce the amount of economic return to the company and our shareholders.

Distribution.

The profitable distribution of television programming depends in large part on the availability of one or more capable and efficient distributors who can arrange for appropriate advertising and promotion, proper release dates and exhibiting with broadcasters and television channels and other online outlets. Assuming a particular program is completed to the point of allowing for viewing, there can be no guarantee or assurance that a profitable distribution arrangement will be obtained for the program or that a program can or will be distributed profitably. If we attempt to self-distribute a program (arrange for bookings and other releases because a distributor is not signed on; and possibly streaming programming on our website), there is no assurance that broadcasters, television stations, networks or channels or other avenues will be available to exhibit a particular project. There may be funds in the budget for promotion/distribution of a particular project (depending on decisions still to be made). There is no guarantee any such funds will be sufficient to adequately promote and/or distribute a company TV program.

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Long Term Projects.

The production and distribution of television programming, particularly a “series” with multiple episodes, involves the passage of a significant amount of time. Pre-production on a may extend for two to three months or more to begin with and is ongoing as new episodes are planned. Principal photography may take as long as several days, to weeks or a few months for a low or medium budget independent television series. Post-production may extend from days to weeks and more as a television series matures and episodes continue to be produced. Distribution and exhibition company gross revenues or distributable cash may be generated, if at all, over a period of several years after a program commences production and then, distribution. There is no “instant gratification” when it comes to the television business.

Foreign Distribution.

There is always the possibility that some of our television programming will have an international audience. Foreign distribution of a TV series (i.e., outside the United States and Canada) may require the use of various foreign distributors. Some foreign countries may impose government regulations on the distribution of television programs. Also, revenues derived from the distribution of a TV show in foreign countries, if any, may be subject to currency controls and other restrictions that may temporarily or permanently prevent the inclusion of such revenue in our gross revenues. Accountability for revenues generated in foreign markets can be extremely difficult, if not impossible, in some markets, to count on for the ultimate return of some revenues to the Company.

Domestic Market Place: TV Festivals.

In recent years, the ability to obtain domestic television distribution in “smaller” budget ranges by independent TV producers has been as least partially dependent on success at TV festivals such as SXSW, Toronto, and Tribeca. The number of TV shows applying for festivals has increased dramatically in recent years. Of those applying, few are accepted. Even if one of our programs is accepted in a festival of note, there can be no assurance the programming will obtain domestic distributors.

Exposure to Worldwide Economic Conditions.

It is intended that any international or domestic distributors obtained by the company will sublicense a series to foreign and domestic distributors for exhibition/broadcast in their respective territories. Consequently, the value of a TV series’ rights as determined by such distributors would be dependent upon many factors including the economic conditions in such distributors’ territory. Economic downturns, changes in the currency exchange rates, and changes in economic forecasts of any or all the individual territories may have a material adverse impact on our internationally distributed programming, if any. Economic disruptions in foreign nations may impact the prospect for licenses in such territories. Even if distribution agreements are obtained for certain territories, economic changes in any territory could affect the ability to complete any transaction.

Pre-Sale Agreement Risks.

Although pre-sale agreements are more generally associated with the movie industry, there are also TV programming pre-sale agreements as well. The company may obtain a portion of the production financing for a TV series by some combination of joint ventures or the pre-sale of rights for the exploitation of the series in one or more territories. We have the right to sell at any time, including prior to the production of the project, the distribution rights to programming in any territory which Management, in our sole discretion, deems appropriate. To the extent that pre-sale agreements (whether with respect to the foreign or domestic market) are necessary to obtain a portion of the production financing, the proceeds of any such pre-sale agreement will not be available for distribution by the Company (if dividends are paid to our Common stockholders). Instead, only the additional amounts which such a distributor would remit to the Company after such distributor recouped the minimum guarantee payable with respect to such pre-sale agreement, plus a distribution fee and the reimbursement of expenses, would be available as cash flow to ASE. The pre-sale of the right to exploit a TV series in certain territories may ultimately dilute the total market potential for the series.

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Producer and its shareholders are Last In Line.

A TV program typically goes from the producer to the distributor who in turn may send it to territorial sub-distributors, who send it to television exhibitors, broadcaster, and perhaps streaming content providers. The revenue receipts generated by a TV series travel this same route in reverse. The exhibitor/broadcaster/streamer takes a cut and sends the balance to the sub-distributor, who takes a cut and sends the balance to the distributor, who takes a cut and sends the balance to the producer. The problem for investors (shareholders in production companies such as ASE) with this system is that such investors, who have had their money at risk for the longest time, are at the tail end of the revenue receipts chain. Thus, our shareholders will be last in line to benefit from such a revenue stream, if any; and even then, it will depend on whether we are ultimately able to distribute cash to shareholders through dividends.

Industry changes.

The entertainment business in general, and the television business, are undergoing significant changes, primarily due to technological developments. These developments have resulted in the availability of alternative forms of leisure time entertainment, including expanded pay and basic cable television, syndicated television, video cassettes and DVDs and video games. During the last several years, revenues from licensing of motion pictures to network television decreased (and fewer films are now being licensed for any price to network television), as have revenues from pay television, videocassettes, and DVDs increased for a few years and now generally are decreasing in these ancillary markets for independent producers. Digital distribution (Internet), streaming content and VOD (video on demand) are examples of new distribution channels sought or established by indie producers. It is impossible to accurately predict the effect that these and other new technological developments, such as potential Internet broadcast of TV shows, and market trends may have on the television industry.

Other Risk Factors of Note

Robert Cefail’s conflict of interest

Our President, Robert Cefail, is also President, Executive Producer & Show Producer for Quadrant Sales & Marketing – Production Unit (“Quadrant”). Quadrant provides production services to us for some of our television series. We paid $271,850 in 2021, $152,850 in 2022 and $213,887 to Quadrant so far in 2023. Mr. Cefail, as part of management for both American Stories Entertainment, Inc. (“ASE”) and Quadrant has a conflict of interest. He has stated that he conducts himself in good faith and in the best interests of ASE when providing ASE-related services from Quadrant.

You can't easily resell the securities.

There are restrictions on how you can resell your securities. More importantly, there is currently no market for these securities. There might never be one. The Company may not achieve its goal of going public or get acquired by another company. That means the money you paid for these securities could be tied up for a long time.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this Offering Circular in determining whether to purchase our shares.

You should carefully evaluate all the information in this Offering Circular. We may receive media coverage, including coverage that is not directly attributable to statements made by our Officers and employees, that incorrectly reports on statements made by our Officers or employees, or that is misleading because of omitting information provided by us, our Officers, or employees. You should rely only on the information contained in this Offering Circular in determining whether to purchase our shares of our securities.

We have broad discretion in the use of the net proceeds from this Regulation A+ and may not use them effectively.

Our Management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our Management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

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If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading (“secondary”) market for our Common Stock, if any, will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline.

We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until, and if, we generate sufficient revenues to pay for our operating costs. Our Officers and Directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity securities. Such liquidity and solvency problems may force the company to cease operations if additional financing is not available. No known alternative resources of funds are agreed upon in the event we do not generate sufficient funds from operations.

The company may not be able to attain profitability without additional funding, which may be unavailable.

The company has limited capital resources. Unless we begin to generate sufficient revenues to finance operations as a going concern, we may experience liquidity and solvency problems. Such liquidity and solvency problems may force the company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Our revenue and net income may be materially and adversely affected by any economic slowdown in the USA as well as globally.

The success of our business ultimately depends on consumer spending, especially as it relates to subscriptions accessing the exhibition/broadcast of our planned TV programming. At first, we may derive substantially all our revenue from the USA. As a result, our revenue and net income are impacted to a significant extent by economic conditions in the USA and globally, as well as economic conditions specific to commerce in our industry. The global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, levels of employment, inflation or deflation, real disposable income, interest rates, taxation, and currency exchange rates.

The USA government has in recent years implemented several measures to control the rate of economic growth, including by changing interest rates and adjusting deposit reserve ratios for commercial banks as well as by implementing other measures designed to adjust credit and liquidity. Any continuing or worsening slowdown could significantly reduce domestic commerce in the USA, including through the Internet generally and within our company. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in the USA or any other market in which we may operate could have a material adverse effect on our business, financial condition, and results of operations.

Risks Relating to Doing Business in Foreign Jurisdictions

The world in 2022 is more intertwined and complex than ever before. While interconnections have brought stability in past decades, tightly wound systems are becoming more vulnerable. When a company decides to engage in international financing and business activities, it takes on additional risk and challenges along with the opportunities. These challenges may sometimes make it difficult for companies to establish themselves efficiently and then maintain constant, reliable revenue. The following is found on Investopedia.com:

-	The major international risks for businesses include foreign exchange and political risks.

-	Foreign exchange risk is the risk of currency value fluctuations, usually related to an appreciation of the domestic currency relative to a foreign currency.

-	Political risk happens when countries change policies that might negatively affect a business, such as trade barriers.

-	Employing hedging strategies and purchasing political risk insurance are two ways companies can reduce the impact of international business risks.

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Foreign Exchange Risk

Foreign exchange risk occurs when the value of an investment fluctuates due to changes in a currency's exchange rate. Foreign exchange risk is also known as FX risk, currency risk, and exchange-rate risk. When a domestic currency appreciates against a foreign currency, profit or returns earned in the foreign country will decrease after being exchanged back to the domestic currency. Due to the somewhat volatile nature of the exchange rate, it can be quite difficult to protect against this kind of risk, which can harm sales and revenues.

For example, assume a U.S. car company receives most of its business in Japan. If the Japanese yen depreciates against the U.S. dollar, any yen-denominated profits the company receives from its Japanese operations will yield fewer U.S. dollars compared to before the yen's depreciation. Foreign exchange risk typically affects businesses that export and/or import their products, services, and supplies.

Political Risk

Geopolitical risk, also known as political risk, transpires when a country's government unexpectedly changes its policies, which now negatively affect the foreign company. These policy changes can include such things as trade barriers, which serve to limit or prevent international trade.

Some governments will request additional funds or tariffs in exchange for the right to export items into their country. Tariffs and quotas are used to protect domestic producers from foreign competition. This also can have a huge effect on the profits of an organization because it either cuts revenues from the result of a tax on exports or restricts the amount of revenues that can be earned.

Countries have implemented free-trade agreements, such as the North American Free Trade Agreement (NAFTA) and other similar measures, to reduce the number of trade barriers. However, not all these measures are successful, and ongoing trade wars can disrupt an international company's business and market efficiency. Thus, the everyday differences in the laws of foreign countries continue to influence the profits and overall success of a company doing business transactions abroad.

Protection for International Businesses

In general, organizations engaging in international finance activities can experience much greater uncertainty in their revenues. An unsteady and unpredictable stream of revenue can make it hard to operate a business effectively. Despite these negative exposures, international business can open opportunities for reduced resource costs and larger lucrative markets. There are also ways in which a company can overcome some of these risk exposures.

Hedging

For example, a business may attempt to hedge some of its foreign-exchange risks by buying futures, currency forwards, or options on the currency market. The purpose of these hedges is to reduce the risk that price movements in the currency market will adversely affect the company's revenue and profits.

For example, importers and exporters will often use currency forwards to hedge against exchange rate fluctuations. They will enter a currency forward contract with a bank or other financial institution. This binding over the counter (OTC) contract locks in the exchange rate for the purchase or sale of a specific currency on a future date.

Political Risk Insurance

Companies also may decide to acquire political risk insurance to protect their equity investments and loans from specific government actions. Multinational corporations will often outline in their 10-K annual filings with the U.S. Securities and Exchange Commission (SEC) the actions they take to mitigate against the political risk they face in foreign countries.

Political risk insurance helps these corporations continue to develop and grow their global businesses even in unpredictable or uncertain business conditions. Companies can purchase insurance that offers protection in the event of war, terrorism, labor disputes, supply shortages, and trade restrictions.

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The Bottom Line

What a company must decide is whether the pros outweigh the cons when deciding to venture into the international market. With increased globalization, many companies see the benefits of expanding their reach beyond their domestic borders. The chance for increased revenue and the opportunity to bring their products and services to a larger audience plays an important role in their decision to focus on international markets.

From Weforum.org:

Litigation in foreign countries is costly and results could be unfavorable.

Our business in foreign jurisdictions, actual and planned, involves the expenditure of funds and the creation of assets. Should there be a need to assess, defend or recover any of these assets should a dispute arise with a foreign business contractee, it may be difficult, and certainly will be costly, to litigate the outcome of any such proceeding in the courts of a foreign nation and as a result, our efforts to date may be severely impacted or result in failure of the particular venture if we are unsuccessful or unable to defend our business activities (foreign TV program licensing primarily) in countries other than the United States.

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Item 4. DILUTION

To date, Common Stock Class B shareholders have paid up to $.50 (post-forward split) per share in Company SEC Regulation Crowdfunding offerings. The Common Stock Class B shares offered hereby are priced at $2.50 per share, constituting a dilution of 500% to prospective Common Stock Class B shareholders in comparison to those having purchased Common Stock Class B shares in the last Company Regulation Crowdfunding offering. Common Stock Class A (our voting shares) were purchased by entities controlled by 2 of our Directors for $0.001 per share (pre-forward split), comprising substantial dilution when compared to $2.50 offering price per share for our Common Stock Class B shares.

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Item 5. PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering 6 million shares (plus bonus shares) of our non-voting Common Stock Class B at a price of $2.50 per share on a “best-efforts” basis with the assistance of Silicon Prairie Capital Partners, LLC. The maximum offering amount is $15 million. There is no minimum offering amount for the Common Stock Class B shares.

The minimum investment per investor is $500.00.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, or (2) the date at which the offering is earlier terminated by us at our sole discretion, which may exceed one year.

The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Broker-Dealer Agreement

The Company has engaged Silicon Prairie Capital Partners, LLC (“SPCP”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following functions in connection with this offering. The services performed include (and exclude):

Services Included:

Description / Documentation of Services Included and Excluded
Investment Portal Hosting Package, Investor Residency Verification, Investment Tracking, and all other services as may be necessary.
A 1% processing fee may be charged by the Portal when facilitating repayments to investors.

Services Excluded:

Professional service providers you employ, such as a securities attorney, financial accountant, marketing agency, or filing services.
A securities attorney is required to review and file your offering documents. Referrals can be made upon request.
Your financial statements may require a review or audit by a qualified accountant.
The portal does not solicit investment on behalf of any company on the portal or make any recommendations about the offerings listed therein.

If rewards or perks are being offered in the campaign, the issuer is responsible for facilitating those obligations and communicating with their investors regarding the status, delivery and any redemption requirements directly.

The Silicon Prairie Capital Partners Portal Listing Agreement calls for an upfront $2500 listing fee; five percent (5%) commission on the first $1 million raised, four percent (4%) on the next $1 million, three percent (3%) on the next $8 million and one percent (1%) for the remainder.

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Investors’ Tender of Funds

We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held in a segregated deposit account for the benefit of the offering and will be transferred to our operating account as each investor signs their subscription agreements.

Process of Subscribing

You will be required to complete a subscription agreement to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Stock Class B in this offering, you should complete the following steps:

1.	Go to americanstories.sppx.io, click on the "Invest Now" button.

2.	Register a username, complete an investor profile and create a pledge to invest.

3.	Deliver funds directly by check, wire, or electronic funds transfer via ACH to the specified account.

4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

5.	Once AML is verified, investor will return to americanstories.sppx.io to execute and deliver a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. After Silicon Prairie Capital Partners has received a signed subscription agreement for an investment in the company, the funds may be released to the Company.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Silicon Prairie Capital Partners will have up to three days to ensure all the documentation is complete. Silicon Prairie Capital Partners will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (may accept funding sources including ACH, WIRE, CHECK, and CREDIT/DEBIT cards to the specified account) by investors will be deposited into an account for the benefit of the Company. All funds received by wire transfer will be made available next day while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit. Credit card transactions will be processed through a payment processing platform.

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The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Silicon Prairie Capital Partners has not investigated the desirability or advisability of investment in the shares nor approved, endorsed, or passed upon the merits of purchasing the shares. Silicon Prairie Capital Partners is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Silicon Prairie Capital Partners is not making any oral representations concerning this Offering Circular or this offering. Based upon Silicon Prairie Capital Partner’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Silicon Prairie Capital Partners in this offering as any basis for a belief that it has done extensive due diligence. Silicon Prairie Capital Partners does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular. All inquiries regarding this offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

No Escrow Agent

An escrow agent is not required for a “best efforts” securities offering.

Issuance of Shares

Information regarding the ownership of the Common Stock will be recorded with the stock transfer agent.

Transfer Agent

Colonial Stock Transfer will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

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Item 6. ESTIMATED USE OF PROCEEDS TO ISSUER

We plan to utilize the net proceeds of this Offering as follows (estimates): $1 million, $5 million, $14.6 million – dollar and % of net). Assuming full subscription of this Offering, the actual amount of estimated net proceeds is $14,590,801.00. That figure has been rounded up to $14,600,000.00 for the sake of convenience in providing the dollar amounts in the right-hand column and calculating the percentages below (which are also rounded in some instances for convenience).

Use	$1,000,000 - 7%		$5,000,000 - 37%		$14,600,000 - 100%

Offering Expenses	$20,000	2%	$100,000	2%	$292,000	2%

Commissions	paid from gross proceeds

Show Production	$555,000	55.5%	$3,400,000	68%	$9,490,000	65%

Sponsorship Acquisition	$100,000	10%	$400,000	8%	$1,095,000	7.5%

Show & Channel advertising	$50,000	5%	$200,000	4%	$1,095,000	7.5%

Distribution Establishment	$50,000	5%	$200,000	4%	$584,000	4%

Regulation A+ Offering Marketing	$75,000	7.5%	$200,000	4%	$584,000	4%

General Operating Expenses	$150,000	15%	$500,000	10%	$1,680,000	10%

“General Operating Expenses” include compensation to our Officers as well as payment for Board meetings to our Directors. It is not anticipated that these proceeds will be used to discharge indebtedness.

This Estimated Use of Proceeds is subject to change in the reasonable business judgment and discretion of our Management.

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Item 7. DESCRIPTION OF BUSINESS

Our Company

We have a limited operating experience and history and limited revenues to date. We have limited assets and will need to subscribe this offering at least partially (and/or arrange other financial resources) to fund our planned activities, or a portion thereof. We believe we have identified a large potential national market for our planned television programming.

American Stories Entertainment, Inc., a Florida corporation, ("company" or “ASE”), was formed on December 16, 2020 (inception).

We are a start-up corporation with an office in Palm Harbor, Florida. We are an “Indie TV production company,” meaning that we are not a large, well-known studio such as Walt Disney Studios or Paramount Television Studios. We have a simple mission – provide creative, uplifting television programming content that improves the lives of our viewers.  Our plan is to do this by telling the unique stories of real people. ASE’s contemplated programming covers a broad range of lifestyles including hunting, fishing, sports, small business, and survival strategies. We plan to produce our shows primarily in small and medium-size towns – locations not generally featured in traditional media. We have established our own streaming TV channel: AmericanStories.tv.

Our Officers and Directors have not been compensated yet, but we anticipate paying compensation to them funds allowing. At such time, we would have 1 full-time and 1 part-time employee.

Income Generation

There are two distinct publics that ASE targets for income: 1) viewers (content consumers); 2) advertisers who purchase broadcast ads and product placement within the shows. The following section shall discuss the value ladders of free and paid service as well as products for both viewers and Advertisers.

We believe advertisers will be happy to see that ASE doesn’t just depend on one media platform to get in front of the right viewers. As described above, the company’s strategy is decentralized media distribution which also expands the viewer reach for its shows. Advertisers will be able to purchase traditional ad space before, during and after the shows are broadcast. They would also have the option to have their various products placed within the shows in a relevant manner.

Finally, a third income center for the Company is the development of its own branded products (in partnership with various manufacturers) which are placed in the show and then subsequently sold in third party stores and its own product site. This also includes digital products such as NFTs involving the cast members of each show.

Viewers will have access to a series of “movement” products (T-shirts, hats, jackets, clothing) and digital memorabilia. The digital memorabilia include celebrity-based collectibles and user generated content in the form of their own memorabilia created by them. ASE plans on building a giant base of devotees that fully believe in the mission of the company. It is to this group that ASE wants to sell movement products to build brand loyalty and physically promote the brand.

The Marketing and Sales Sequence

ASE’s marketing and sales sequence is designed to involve the viewer first and the advertiser second. Not because the advertiser is secondary but because it is important to let them know the position of the viewer and the number of eyeballs that could be on their offering. This is the sequence:

•	Viral “You Make the Story” participation (free)
•	Movement memorabilia (physical and digital–NFTS)
•	ASE show products
•	Advertiser product placement (in shows)
•	Broadcast network or cable channel show production agreements

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Content Distribution

ASE’s shows are intended for broadcast via multiple channels. Diversification is at the heart of the company’s business model. The core principle is that no one executive decision to de- platform or otherwise shutdown ASE’s programming can ever fully take down its content. Call it decentralized media distribution--a revolutionary step to protect ASE’s free speech rights. Distribution will involve various web video platforms including YouTube, RecoilTV and Rumble. In addition, the company will also broadcast through streaming services such as Roku, Amazon Fire TV and Apple TV. We have our own streaming content channel at www.americanstories.com and other Company-related information at www.americanstoriesentertainment.com. Finally, ASE ultimately will seek to have a full channel on DirectTV.

Shows created, produced, and distributed by American Stories Entertainment:

The following shows were created and distributed by American Stories Entertainment. Distribution is done through AmericanStories.tv master channel and its related network involving its own Roku, Amazon and Apple TV channels. 1) Surviving Mann: Military based reality challenge show; Surviving Mann Aftermath: Military based reality challenge post game show; 3) Surviving Mann All-Stars: Military based reality show spin off involving cast members from Surviving Mann; 4) Country Ball: high school football documentary; 5) This Week In High School Football: Sports related show involving high school football; 6) Like A Train: The prequel to Country Ball. This is a sports documentary. Originally produced by Robert Cefail and Dylan Cefail (son) produced in 2015 and now distributed by ASE; 7) Beyond The Close: Real estate based challenge show; 8) Boom American: Business related reality challenge show (in development); 9) Get The Word Out: Inspirational show.

10) Friday Night Game Of The Week: Premier high school football broadcast shows (in development);

Shows distributed by American Stories Entertainment:

The following shows were not originally created by American Stories Entertainment but are exhibited at the AmericanStories.tv master channel and its related network involving its own Roku, Amazon and Apple TV channels. 1) No Huddle Life is a lifestyle reality show. ASE has paid for the rights to distribute on its platform (“Content Usage Agreement” is an exbibit hereto); 2) The Real Mann show is a lifestyle reality show. ASE was provided the show content to exhibit the shows at no cost.

We target viewers who consider themselves left behind by traditional entertainment providers. This includes people in small town America and the general population found between the east and west coasts of the USA.

Our plan revolves around creating original content using a phased approach to be able to adjust and modify programming that best serves ASE’s unique audience. ASE starts with the production of four to 10 12-to-40-minute episodes (segments). This allows the content to be shown on channels such as YouTube, Roku or on traditional TV (such as network channels).

Advertisers are briefed on the nature of the programming and sometimes shown past programming to provide insight into the ASE process. Advertisers can purchase ad time or preferably product placement slots for such shows. ASE, because it controls various distribution assets on Roku, Apple, Amazon, and its own direct channel, www.Americanstories.tv, can make future content decisions based on direct viewer and advertiser input.

If a show is successful, both from the consumer perspective and advertiser response, ASE will extend the respective series for additional shows with additional seasons of the show. As the additional seasons or even episodes are added to the series, the content can be tweaked and modified to better serve ASE’s audiences (consumers and advertisers). Consumer opinion is weighted much higher as concerns content decisions.

Merchandise

Merchandise is handled through shop.americanstories.tv that contain links to other websites (“Linked Sites”). The Linked Sites are not under the control of ASE and ASE is not responsible for the contents of any Linked Site. Fulfilment is made available via shop.americanstories.tv are delivered by third party sites and organizations. This is for marketing and promotional purposes and is not planned as a profit center.

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Television Industry Overview

ASE intends to offer our Common Stock only to knowledgeable potential subscribers. The more one knows about a particular business and the industry it operates within, the more informed an investment decision. In that regard, we recommend Wikipedia.com’s extensive:

Television in the United States - Wikipedia

https://en.wikipedia.org › wiki › Television_in_the_Uni...

This posting provides a vast background and data regarding the history of the industry and the business of television; programming categories with extensive information for each; television channels and networks, digital, foreign language, cable and satellite, Internet streaming; regulation – with numerous references and external links.

From Statista.com:

Television Industry in the United States - statistics & facts

Published by

Julia Stoll (a Statista research expert; permission to use obtained)

Oct 21, 2021

“Ernie Kovacs, an American comedian and actor, once said that television was called a medium because it was "neither rare nor well done.” His words may have rung true in the past, but with the advent of on-demand services, television has seen increased competition and investment as companies vie for consumers. Series such as “WandaVision” and “The Falcon and The Winter Soldier” had production costs of around 25 million U.S. dollars per episode in 2020, signifying that the “well done” comment is not quite as appropriate these days.

Traditional TV’s downturn

TV is one of the most popular media in the United States, reaching a daily time spent of over four hours among adults. However, estimates suggest that the number of hours per day watching television will considerably decline and in 2023, adults will only spend two hours and 50 minutes in front of a TV. Younger people seem to spend significantly less time watching television than their older counterparts as alternative forms of entertainment have begun to greatly increase in popularity.

Serious competition for traditional TV

These falling viewership numbers do not necessarily mean that people are watching less TV overall, just that they are beginning to turn away from traditional TV and move to for example subscription video-on-demand services such as Netflix. Consumers in the U.S. have been particularly quick to adopt new viewing technologies, but nevertheless, the number of TV households in the United States has continually increased over the last years. Some of the most popular programs overall include Netflix originals like “Stranger Things”, alongside traditional cable TV programs such as “SpongeBob Squarepants” and “Saturday Night Life”.

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Advertising – a TV revenue driver

One of the industry’s major sources of income is advertising, a revenue stream which is expected to remain relatively stable over the next few years with annual totals of nearly 70 billion U.S. dollars. In contrast, connected TV advertising spending amounted to around nine billion U.S. dollars, but as the popularity of online offerings continue to grow, this expenditure is expected to increase. Companies like Procter & Gamble, AT&T, and Berkshire Hathaway spend hundreds of millions of dollars each year on cable TV advertisement, and the country’s most popular programs charge hundreds of thousands of dollars for each 30-second advertisement spot.

Overall, the U.S. television market seems to have entered a time of transition rather than decline. Newer streaming platforms have made shows more accessible to many consumers, but networks that fail to adapt to these changes in consumer preferences are sure to lose their grip on the market.”

Regulation

The Federal Communications Commission (“FCC”) regulates interstate and international communications by radio, television, wire, satellite, and cable in all 50 states, the District of Columbia and U.S. territories. The Television Branch of the Video Services Division licenses and regulates both commercial and noncommercial broadcast UHF and VHF television stations. Licensing and regulation of these facilities is prescribed by the Communications Act of 1934, as amended, which sets up certain basic requirements.

From Wikipedia: “The Radio Act of 1927 was the first major broadcasting law in the country. Among its provisions was the equal opportunity provision, providing a foundation for the equal time rule. This provision requires radio and television stations and cable systems which originate their own programming to treat legally qualified political candidates equally when it comes to selling or giving away air time. Concerns that, without mandated equal opportunity for candidates, some broadcasters might try to manipulate elections led to its creation by legislators.[4] The Communications Act of 1934 amended the Radio Act of 1927 and the equal time provision is located Section 315 of the Communications Act of 1934.

The Communications Act of 1934 was another hallmark moment in broadcasting law history, because it created the Federal Communications Commission (FCC) for the purpose of "regulating interstate and foreign commerce in communication by wire and radio so as to make available, so far as possible, to all the people of the United States, without discrimination on the basis of race, color, religion, national origin, or sex, a rapid, efficient, nationwide, and worldwide wire and radio communications service ..." (In this context, the word "radio" covers both broadcast radio and television.) The FCC has the authority to "make such regulations not inconsistent with law as it may deem necessary to prevent interference between stations and to carry out the provisions of the Communications Act of 1934."[5]

In 1949, the FCC enacted a policy, referred to as the "Fairness Doctrine," for the purpose of ensuring balanced and fair coverage of all controversial issues by a broadcast station. The FCC adopted the view that station licensees were "public trustees," and, therefore, had an obligation to broadcast discussion of contrasting viewpoints on controversial issues of public importance. It was later established that stations should also actively seek out issues of importance to their community and air programming about those issues. During the 1980s, the Reagan Administration pressured the FCC to eliminate the fairness doctrine.[6]”

The Telecommunications Act of 1996 is the next major legislation governing this area of commerce. Here is what the FCC says about this Act: “The Telecommunications Act of 1996 is the first major overhaul of telecommunications law in almost 62 years. The goal of this new law is to let anyone enter any communications business -- to let any communications business compete in any market against any other. The Telecommunications Act of 1996 has the potential to change the way we work, live, and learn. It will affect telephone service -- local and long distance, cable programming and other video services, broadcast services and services provided to schools. The Federal Communications Commission has a tremendous role to play in creating fair rules for this new era of competition. At this Internet site, we will provide information about the FCC's role in implementing this new law, how you can get involved and how these changes might impact you. This page will include information listing the proceedings the FCC will complete to open local phone markets, increase competition in long distance and other steps. You will find copies of news releases summarizing action, announcements of meetings where these items will be discussed, and charts describing the work ahead of us and where (within the FCC) and when it will be completed. Please note: some of the links on this page lead to resources outside the FCC. The presence of these links should not be taken as an endorsement by the FCC of these sites or their content. For more information about the referenced documents, contact the person listed on the document. Please let us know what topics most interest you or where you have questions about this new law. We will soon begin to post a series of Questions & Answers with Commission officials designed to answer your questions.”

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More from the FCC’s website (its “Manual”; revised in September of 2021, can be found in its entirety at FCC.gov):

THE FCC AND ITS REGULATORY AUTHORITY

The Communications Act.  The FCC was created by Congress in the Communications Act for the purpose of “regulating interstate and foreign commerce in communication by wire and radio so as to make available, so far as possible, to all the people of the United States, without discrimination on the basis of race, color, religion, national origin, or sex, a rapid, efficient, Nation-wide, and world-wide wire and radio communications service . . . .” (In this context, the word "radio" covers both broadcast radio and television.) The Communications Act authorizes the Commission to "make such regulations not inconsistent with law as it may deem necessary to prevent interference between stations and to carry out the provisions of the Act." It directs us to base our broadcast licensing decisions on whether those actions will serve the public interest, convenience, and necessity.

How the FCC Adopts Rules.  As is the case with most other federal agencies, the FCC generally cannot adopt or change rules without first describing or publishing the proposed rules and asking the public for comment.  We release a document called a Notice of Proposed Rule Making (NPRM) in which we explain the new rules – or rule changes being proposed – and establish a filing deadline for the public to comment.  All FCC Notices are included in the Commission’s Daily Digest and posted on our website at https://www.fcc.gov/proceedings-actions/daily-digest.  After we hear from the public and consider all comments received, we generally have several options.  We can:

•	Adopt some or all of the proposed rules;

•	Adopt a modified version of some or all of the proposed rules;

•	Ask for public comment on additional issues relating to the proposals; or

•	End the rulemaking proceeding without adopting any rules at all.

You can find information about how to file comments in our rulemaking proceedings by selecting https://www.fcc.gov/consumers/guides/how-comment. In addition to adopting rules, we establish broadcast regulatory policies through the individual cases that we decide, such as those involving license renewals, station sales, and complaints about violations of Commission rules.

The FCC’s Structure and the Media Bureau.  The FCC has five Commissioners, each of whom is appointed by the President and confirmed by the Senate. Serving under the Commissioners are a number of Offices and operating Bureaus. One of those is the Media Bureau, which has day-to-day responsibility for developing, recommending, and administering the rules governing the media, including radio and television stations.  The FCC’s broadcast rules are contained in Title 47 of the Code of Federal Regulations (CFR), Parts 73 (broadcast, including AM, FM, LPFM, and TV) and 74 (auxiliary broadcast, including low power TV and translator stations). Our procedural rules can be found in Title 47 CFR, Part 1. All the Title 47 rules can be found on the Government Printing Office’s website, https://www.ecfr.gov/current/title-47.  Additional information about the Commission’s Offices and Bureaus, including their respective functions, can be found on our website by selecting “Browse by Bureaus and Offices” at https://www.fcc.gov/.

FCC Regulation of Broadcast Radio and Television.  The FCC allocates a portion of the broadcast spectrum to new broadcast stations based upon both the relative needs of various communities for additional broadcast outlets, and specified engineering standards designed to prevent interference among stations and other communications users. Whenever we review an application – whether to build a new station, modify or renew the license of an existing station or sell a station – we must determine if granting the application would serve the public interest.  As mentioned earlier, we expect station licensees to be aware of the important problems and issues facing their local communities and to foster public understanding by presenting programming that relates to those local issues.  Broadcasters – not the FCC or any other government agency – are responsible for selecting the material they air.  The First Amendment and the Communications Act expressly prohibit the Commission from censoring broadcast matter.  Our role in overseeing program content is very limited.  We license only individual broadcast stations.  We do not license TV or radio networks (such as CBS, NBC, ABC or Fox) or other organizations that stations have relationships with, such as PBS or NPR, except if those entities are also station licensees.  In general, we also do not regulate information provided over the Internet, nor do we intervene in private disputes involving broadcast stations or their licensees.  Instead, we usually defer to the parties, courts, or other agencies to resolve these disputes.

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The Licensing of TV and Radio Stations

Commercial and Noncommercial Educational Stations.  The FCC licenses FM radio and full power TV stations as either commercial or noncommercial educational (NCE).  (Most AM radio stations are licensed as commercial facilities.)  Class A television, low power television and television translator stations are neither designated commercial or NCE.  Commercial stations usually support themselves through the sale of advertising.  In contrast, NCE stations generally meet their operating expenses with contributions received from listeners and viewers, and may receive government funding.  In addition, NCE stations may receive contributions from for-profit entities and are permitted to acknowledge these contributions or underwriting donations with announcements naming and generally describing the contributing party or donor.  However, NCE stations cannot broadcast commercials or other promotional announcements on behalf of for-profit entities.  The limitations on NCE stations are discussed further in this Manual.

Applications to Build New Stations: Length of the License Period.  Before a party can build a new TV or radio station, it first must apply to the FCC for a construction permit.  The applicant must demonstrate that it is qualified to construct and operate the station as specified in its application and that its proposed facility will not cause objectionable interference to any other station.  Once its application has been granted, the applicant is issued a construction permit that authorizes it to build the station within a specified period, usually three years.  After the applicant (now considered a “permittee”) builds the station, it must file a license application in which it certifies that it has constructed the station consistent with the technical and other terms specified in its construction permit.  Once the FCC grants the application, the permittee becomes a “licensee,” which authorizes the new licensee to operate for a stated period, up to eight years.  At the close of this period, the licensee must renew its station’s license.

Applications for License Renewal.  Stations must renew their licenses before they expire.  Renewal applications are due on a staggered basis depending upon the state in which the station is licensed.  Before we can renew a station’s license, we must first determine whether, during the preceding license term, the licensee has served the public interest, has not committed any serious violations of the Communications Act or the FCC’s rules, and has not committed other violations which, taken together, would constitute a pattern of abuse.  To assist us in this evaluative process, a station licensee must file a renewal application (FCC Form 303-S), to tell us whether:

•	It has sent us certain required reports;
•	It or its owners have, or have had, any interest in a broadcast application in an FCC proceeding in which character issues were resolved adversely to the applicant or were left unresolved, or were raised in connection with a pending application;
•	Its ownership is consistent with the Communications Act’s restrictions on licensees;
•	Interests are held by foreign governments, foreign corporations, and non-U.S. citizens;
•	There has been an adverse finding or adverse final action against it or its owners by a court or administrative body in a civil or criminal proceeding involving a felony, mass media-related antitrust or unfair competition law, the making of fraudulent statements to a governmental unit, or discrimination;
•	There were any adjudicated violations of the Communications Act or the Commission’s rules during the current license term;
•	The licensee or its owners have been denied federal benefit due to drug law violations;
•	Its station operation complies with the Commission’s radiofrequency (RF) radio exposure standards;
•	It has placed and maintained certain specified materials in its public inspection file in a timely manner;
•	It has discontinued station operations for more than 12 consecutive months during the preceding license term and is currently broadcasting programming;
•	It has adhered to its minimum operating schedule;
•	Its advertising sales agreements discriminate on the basis of race or ethnicity and whether all such agreements held by the licensee contain nondiscrimination clauses;
•	It has filed Form 396, Broadcast Equal Employment Opportunity Program Report; and
•	In the case of an application for renewal of a television license, the station has complied with the limitations on commercial matter aired during children’s programming and filed the necessary Children’s Television Programming Reports (FCC Form 2100, Schedule H).

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Digital Television. All full-power television stations have operated in digital mode since 2009. All Class A television stations began operating digitally in 2015. Low power television and television translator stations were required to complete their transition to digital by July 31, 2021.

Note: The Radio explanation is not included herein.

Are streaming services regulated by FCC?

The CALM Act rules went into effect over a decade ago, and apply to digital TV broadcasters, digital cable operators, and other digital multichannel video programming distributors (MVPDs). They do not apply to online streaming services, because the FCC does not have authority over those services.

From Lexology:

“USA May 4, 2021

The FCC is seeking comments from consumers and the video industry on whether the Commercial Advertisement Loudness Mitigation Act (CALM Act) rules have been effective in preventing loud television commercials. Consumers are encouraged to provide specific information about TV commercials that seem louder than other programming on broadcast and cable TV. Commenters are asked to provide input on whether updates to the rules are needed due to improvements in technology or new industry practices. Comments are due on June 3, 2021.

Rep. Anna G. Eshoo, who authored the CALM Act, recently sent the FCC a letter citing data that shows a sharp rise in TV advertisement loudness complaints from April 2020 through February 2021. Rep. Eshoo urged the FCC to investigate the rise in complaints and to take enforcement actions. To date, the FCC has apparently never taken an enforcement action under the law, despite receiving thousands of complaints.

The CALM Act rules went into effect over a decade ago, and apply to digital TV broadcasters, digital cable operators, and other digital multichannel video programming distributors (MVPDs). They do not apply to online streaming services, because the FCC does not have authority over those services. While the FCC lacks jurisdiction over online streaming, the Audio Engineering Society’s (AES) technical committee is developing a program it hopes will be elevated to a standard within 4 to 5 months. If it works, Congress may not need to consider legislation to regulate variable volumes on streaming ads.

Television broadcasters are reminded to carefully review their compliance with the CALM Act rules. Broadcasters must make commercially reasonable efforts to install, use, maintain, and repair their loudness mitigation equipment to be considered compliant.”

Television Production

Our Risks Factors presented risks associated with television production, supra.

Here are the stages of production that apply, generally, to filmed productions (movies and television shows). This is the process all Indie TV producers engage in:

Production of Motion Pictures and Television Programming - The four general stages of motion picture production are development, pre-production, principal photography, and post-production. These stages apply for the most part to the production of television programming as well. A brief summary of each of the four general production stages follows:

Development - In the development stage, underlying literary material for a project is acquired, either outright, through an option to acquire such rights or by engaging a writer to create original literary material. In some cases, the producer and/or director may write the screenplay or teleplay. If the literary material is not in script form, a writer must be engaged to create a script. The script must be sufficiently detailed to provide the production company and others participating in the financing of a filmed product with enough information to estimate the cost of producing the project.

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Pre-Production - During the pre-production stage, the production company usually selects a director, actors and actresses, prepares a budget and secures the necessary financing. In cases involving unique or desired talent, commitments must be made to keep performers available for the project. Some pre-production activities may occur during development.

Principal Photography - Principal photography is the process of filming a movie or TV show and is normally the costliest stage of the production. Principal photography may take days or up to twelve weeks or longer to complete, depending on the nature and complexities involved in getting the job done. Bad weather at locations, the illness of a cast or crew member, disputes with local authorities or labor unions, a director’s, or producer’s decision to re-shoot scenes for artistic reasons and other often unpredictable events can seriously delay the scheduled completion of principal photography and substantially increase its costs. Once a motion picture or TV show reaches the principal photography stage, it usually will be completed.

Post-Production - During the post-production stage, the editing of the raw footage and the scoring and mixing of dialogue, music and sound effects tracks take place, and master printing elements are prepared.

Covid-19 Production Protocols

In the absence of governmental guidance or mandates in our home state of Florida, ASE has instituted the following safety policies in relation to the potential impact of Coronavirus on our production above-the-line personnel (e.g., producers and directors), cast and crew.

•	ASE confirms that filming personnel are not experiencing symptoms of Covid-19 through prior attestation.
•	ASE production executives have onsite responsibility to ensure that personnel are not suffering from Covid-19 symptoms.
•	ASE ensures that personnel and cast adhere to all federal travel rules involving masking and hygiene

Production Costs

The company employs cast and crew in productions that are not regulated by SAG requirements. In addition, the company focuses on productions where reshoots are rarely required. The productions revolve around reality shows that are filmed using documentary-based techniques. These cost mitigation strategies are designed to economize on the filming and editing of shows.

Television Distribution – Festivals

These days, you can watch television anywhere. On your TV, your tablet, your laptop, your phone. For the most part, Film Festivals such as “Sundance” and “Toronto” have focused on feature films and documentaries over the years. “But beyond the presence of high-profile titles, the rise of TV at film festivals reflects the changing face of independent television development, from the boom of digital web series in the early 2010s to the current marketplace, which is liable to be shaped by the streaming wars for a decade to come.” Michael Betancourt, in a Los Angeles Times article of March 16, 2021.

“One need look no further than the addition of television prizes at the 2021 Film Independent Spirit Awards to see pioneering TV projects as both an extension and a byproduct of the indie film world. This year’s inaugural nominee TV roster boasts series that bowed at various festivals around the world, including Amazon’s “Small Axe” anthology series (three episodes of which screened at New York Film Festival 2020), National Geographic’s docuseries “City So Real” (Sundance 2020), Showtime’s “Work in Progress” (Sundance 2019), HBO’s “We Are Who We Are” (San Sebastian Film Festival 2020, Cannes Directors’ Fortnight 2020) and Netflix’s “Unorthodox” (Séries Mania 2020). But while those glitzy, network-stamped premieres at lauded fests tell a story of prestige TV being seen alongside the work of renowned auteurs from around the globe, there’s another aspect of festivals’ embrace of episodic storytelling. At a time when the success of shows like “Insecure,” “High Maintenance,” “Broad City,” “Drunk History” and “Workaholics” was ushering in a new generation of storytellers who’d cut their teeth in the digital video space, these festival showcases led the way for pilot competitions, which have become a way for indie creators (often from underrepresented groups) to find platforms to connect with audiences, critics, collaborators and executives. That was definitely the case for Marvin Lemus and Linda Yvette Chávez. Back in 2015, while working on branded video content and eager to be taken seriously, the pair began working on a web series focused on a Mexican American family in Los Angeles. By the time “Gente-fied: The Digital Series” premiered at the 2017 Sundance Film Festival (where it arrived with the backing of MACRO and America Ferrera), Lemus and Chávez were already hard at work on their pitch to networks for a half-hour version of the series — which eventually landed at Netflix as “Gentefied.” (also from Betancourt).

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“The film festival space has emerged to showcase work that reflects a new generation of storytellers who were all too happy to circumvent traditional models of television development in search of authentic stories. “I definitely look at it as another level of dismantling the gatekeepers and being able to kind of step in and be like, you know, we’re gonna work with what we got and we’re gonna still tell that story.” Marvin Lemus (Mr. Lemus is an award-winning director, co-creator, co-showrunner, and executive producer of Netflix's hit series, GENTEFIED).

“People need content. And, you know, there’s lots of it out there and lots of great creators out there,” said Randi Kleiner, who launched SeriesFest with Kaily Smith Westbrook back in 2014. “We provide an access point.” The two have built their once weekend-long festival (now in its “seventh season”) into a year-round nonprofit organization that hosts pilot and scriptwriting competitions specifically focused on finding new talent from underserved communities.”

For Ajay Kishore, founder of Stareable, the promise of these spaces lies in their ability to upend outdated ideas of who gets to make TV. “I think the powerful thing that’s happened over the past 10 years is that the internet has democratized who is allowed to be creative,” Kishore says. “And I think now we’re finally… taking that creativity and connecting it in a structured and smart way to the industry that’s hungry for it.”

“Watching TV episodes on the big screen at film festivals may never drive the cultural conversation in the way of a new Oscar contender emerging at Sundance or Cannes — or the water-cooler show of the moment. But the infrastructure being built around the screenings themselves is where the production, distribution and marketing of TV is now being reimagined.” (Betancourt)

ASE is also utilizing selected TV Festivals, such as AFM, in our search for the best possible distribution relationships for at least some of our TV programming. The festivals must be focused primarily on TV and reality show productions that are English speaking.

TV Advertising

The following brief article is instructive regarding television advertising:

US TV Ad Spending to Drop 4% in 2021 as Digital Video Booms

By Jon Lafayette; 26 July 2021 (Mr. Lafayette writes for NEXT/TV The Business of Streaming Video; article used with permission)

“Zenith forecasts slight rebound in 2022.

(Image credit: Wikipedia)

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Media agency Zenith is forecasting a decline in U.S. TV ad spending in 2021 as audiences shrink and marketers pour their advertising dollars into digital video.

"Audiences continue to migrate online, and online video viewing is growing rapidly, even as traditional television ratings shrink again after a one-off spike when lockdowns began in 2020," Zenith said in its report. "Advertisers value online video as a means of maintaining reach while television declines, but it's an effective form of brand communication in its own right."

Zenith sees total TV spending in the U.S. shrinking 4% to $60.575 billion in 2021 from $63.4 billion in 2020. Zenith sees TV spending growing again in 2022 to $63.224 billion but staying flat in 2023.

Network TV is expected to rise to $15.306 billion in 2021 from $14.717 billion in 2020. For 2022, the agency sees network spending flat at $15.459 billion for 2022 and 2023.

National cable is seen edging up to $19.99 billion in 2021 from $18.408 in 2020. Cable spending is expected to be $20.190 in both 2022 and 2023.

Spot ad spending is expected to drop to $22.857 billion from $26.891 in 2020. It will rise again to $25.143 in 2022 and stay there in 2023.

Revenue for syndication are forecast to rise to $2.432 billion in 2021 from $2.384 billion, Zenith said. Syndication revenue is seen flat for 2022 and 2023.

Zenith sees internet video/rich media spending in the U.S. climbing 40% to $34.219 billion in 2021 from $24.442 billion in 2020. The upward trajectory is expected to continue in 2022 and 2023, with spending rising to $38.667 billion and $43.308 billion respectively.

Total major media spending in the U.S. is expected to climb to $271.609 billion in 2021 from $240.248 billion in 2020. It will grow to $290.161 billion in 2022 and hit $304.501 billion in 2023.

Looking at the ad business globally, Zenith forecasts that total expenditures will grow 11.2% in 2021, driven by exceptional demand for performance-led e-commerce advertising and brand advertising on online video.

"This year has seen a return to growth, for brands and for the ad market, fueling a significant boost for most areas of ad spend," said Lauren Hanrahan, CEO of Zenith. "Online video and other digital media have seen some of the biggest increases as audiences continue their digital migration to connected TV, streaming services, ecommerce, and social platforms. We predict this will continue, with advertisers following consumers with their investments."

Advertising expenditures will total $669 billion this year, $40 billion more than was spent before the pandemic in 2019, Zenith said. The agency expects advertising expenditures to remain robust, with 6.9% growth forecast for 2022 and 5.6% for 2023.

"Limited supply and rising demand are stoking media inflation," Zenith said in its report. "This year's rapid recovery in ad spend, coupled with the continued migration of audiences from traditional to digital channels, is fueling substantial increases in media prices, particularly in television. The cost of television advertising is up 5% this year on average, though the variance between markets and audiences is wide. Television spending is up by 1%, so the volume of audiences reached globally is shrinking. Digital media growth, in contrast, is mainly driven by rising audiences and more extensive monetization, with online video inflation averaging 7%, and social media roughly flat, compared to their 26% and 25% respective ad spend growth rates."

Zenith predicts that online video advertising will be the fastest-growing digital channel in 2021, rising by 26% to reach $63 billion.

Overall, the agency expects digital advertising to grow by 19% in 2021 and increase its share of total ad spend to 58%, up from 48% in 2019 and 54% in 2020.”

ASE believes our “niche” market of smaller town folks and “middle America” gives us the opportunity to approach certain advertisers specializing in products and services tailored to TV programming target audience.

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ASE Distribution Philosophy and Intended Modus Operandi

Content Distribution

In addition to exhibition of some of our programming content on our website www.americanstories.tv. ASE’s shows are intended for broadcast via multiple channels. Diversification is at the heart of the company’s business model. The core principle is that no one executive decision to de-platform or otherwise shutdown ASE’s programming can ever fully take down its content. Call it decentralized media distribution—we believe a revolutionary step to protect ASE’s programming. We plan for distribution that will involve various web video platforms such as YouTube, RecoilTV and Rumble. In addition, the company will also seek to broadcast through streaming services such as Roku, Amazon Fire TV, and Apple TV. Finally, ASE ultimately will seek to have a full channel on DirectTV.

Income Centers

There are two distinct “publics” that ASE targets for income: 1) viewers (content consumers); 2) advertisers who purchase broadcast ads and product placement within the shows.

We believe advertisers will be happy to see that ASE doesn’t just depend on one media platform to get in front of the right viewers. As described above, the company's strategy is decentralized media distribution which also expands the viewer reach for its shows. Advertisers will be able to purchase traditional ad space before, during and after the shows are broadcast. They would also have the option to have their various products placed within the shows in a relevant manner.

Finally, a third income center for the company is the development of our own branded products (in partnership with various manufacturers) which are placed in the show and then subsequently sold in third party stores and our own product site.

Our plan includes viewers having access to a series of “social movement” products (T-shirts, hats, jackets, clothing) and digital memorabilia. The digital memorabilia include celebrity-based collectibles and user generated content in the form of their own memorabilia created by them. ASE plans on building a giant base of devotees that fully believe in the mission of the company. It is to this group that ASE wants to sell movement products to build brand loyalty and physically promote the brand.

The Marketing & Sales Sequence

ASE’s marketing & sales sequence is designed to involve the viewer first and the advertiser second. Not because the advertiser is secondary but because it is important to let them know the position of the viewer and the number of eyeballs that could be on their offering. This is the sequence:

Viral “You Make the Story” participation (free)

Movement memorabilia

ASE show products

Advertiser product placement (in shows)

Advertiser spots (show broadcast)

Mass market ASE product line sales

Broadcast network or cable network show contract

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Our Potential Projects/Programming and How We Plan to Operate

FILLING DEMAND FOR A Massive Underserved Market – We plan to target viewers that consider themselves left behind by traditional entertainment providers. This includes people in small town America and the general population found between the east and west coasts of the USA. Our “Secret Sauce” - ASE plans to create and control our own content. The company plans to continually build and employ an ever-growing series of distribution channels for our content. We will also directly produce our own shows. The company will seek to develop these through a series of stages involving the production of a limited series of episodes for proof of concept (viewer appeal), and then increasing the number of episodes assuming successful series performance. Lavish production costs are not part of the ASE culture. All company programming will be produced by efficient creative teams who can produce quality content yet not “break the bank.”

SOME OF THE SHOWS YOU MAY SEE ON THE AMERICAN STORIES NETWORK:

Surviving Mann

Don Mann, Seal Team 6 Special Operations veteran and New York Times Best Selling author, hosts a totally unique type of “shoot house” challenge. 32 contestants from all walks of life fight it out in a 21st century high-tech special ops training center to see who gets to challenge Don in the ultimate survival competition. Which contestant will win the season long competition? Will the champion beat Don Mann? Find out more on the show website SurvivingMann.com. The show is produced, promoted, and distributed by American Stories which owns all the rights including merchandising.

Boom America

Kevin Harrington, an original star on the hit TV series Shark Tank as well as the inventor of the infomercial, takes a team of expansion experts, and helps small companies boom to achieve their dream. Much like American Idol, small companies audition to become one of the first 8 companies helped by the expansion superheroes assembled by Kevin. Then the real work begins.

Country Ball

High school coaching prodigy head coach Jesse Chinchar, who has gained over 500 scholarship offers for players at his small private school, hunts down diamonds in the rough. Rural players who are great yet aren’t getting exposure and can’t get a scholarship. Jesse changes all that, helps get exposure and offers for these players. In return, Jesse takes part in adventures in hunting, shooting, fishing that each player masters in and takes Jesse on. Watch the show now at www.americanstories.tv.

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Beyond The Close

Top real estate agents are selected to be guided by the pros to become celebrity agents in their own marketplace. Watch how top industry judges Kevin Harrington, an original shark on the hit TV Shark Tank, nationally known real estate celebrity Jason Williford and internet guru Laura Betterly pick and then help successful real estate agents make it to the next level. Which will make the biggest impact?

No Huddle Life

Bill Rooney, celebrity manager and media innovator, hit a crossroads in life after hitting a major health obstacle. Was he going to continue “the grind” or take on a bucket list of high adventure in the Colorado Rockies. Bill decided to take the path less traveled and headed to the Rockies. He didn’t huddle up those people close to him and chart a “safe” path. He is now flying down the football field of life calling new plays filled with risk and spontaneity in his No Huddle Life. Watch it now on www.americanstories.tv.

America's Game of the Week - Friday Night Football

Each week two nationally ranked high school football teams will square off to win the “Game of the Week”. See the star players destined to play on Saturdays, and even Sundays, in the future. Games will be held in some of the most famous high school stadiums in the country and could dictate who will win coveted state championships.

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Blue Valor

When one of our men and women in blue goes beyond the call of duty, risking their lives to help others, a very small number win law enforcement’s highest honor – the Medal of Valor. Their shocking, heart wrenching stories will be revealed in riveting emotional interviews and precise reenactments. In each show mind bending twists can occur, including surprise endings. They say truth is stranger than fiction. Prepare to find out in Blue Valor.

Like A Train

In Like a Train, the award-winning documentary that began as a student film project, you will follow the Clearwater Knights, a high school football team determined to have a perfect, undefeated season, and to have fun doing it.

With a coaching prodigy, not even twenty-five years old, at the helm, leading the team alongside his best friend, the Knights are a unique blend of humor, tenacity and heart. Their story will excite you, move you and make you think about things you didn’t expect out of a sports documentary.

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It’s original score, also composed and performed by the students, will have you tapping your feet as you root for the Knights.

Like a Train isn’t just about football, it’s about life, love, and people. Watch it now on www.americanstories.tv

Surviving Mann - The Aftermath

This freewheeling show puts together three of the stars of Surviving Mann, Aly Webster, Liberte Austin and Jenn Stankus, and they discuss what just happened in each Surviving Mann episode. They reveal secrets about what occurred and what will be in store during the next show. One last thing. Each show involves an unusual gun related challenge that will electrify viewers across the country. Watch it now on www.americanstories.tv.

Rise to the Top

American Stories, in collaboration with John Garcia of Sports Illustrated, search for the top 99 high school football players in America. Rise to the Top highlights certain SI 99 candidates in and around their high school before a big game. These are the players who are destined to play in the NFL so take a glimpse into the future.

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Recruit Round Table

You want to know what it is really like for high school football players to get scholarship offers? Country Ball star coach Jesse Chinchar, and the host of Rise to the Top John Garcia, reveal the inner secrets of college football and they do it by bringing in both high school and college coaches to discuss what is really going on. Look for SI 99 high school candidates to also pull up a chair and discuss their future in football too.

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This Week In High School Football

You want to know which teams are the best in the USA each week? How about learning from some of the top college prospects and what their plans are? John Garcia, Jr., of Sports Illustrated and SI 99, runs this high energy tour of High School football during the fall that is both entertaining and insightful. John’s knowledge base is extraordinary, and you won’t go wrong tuning into this show for real football information. Watch it now at www.americanstories.tv.

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Terrain Adventure Racing - Tactical
Surviving Mann All Stars Edition

The top performing cast members of Surviving Mann take on every challenge that they can enter, featuring Don Mann’s Terrain Adventure Race in November at the Big Daddy Unlimited Epic shoot. The first three all-stars up are Chris Way, Nick Rhine and Landon Church who face off against three challengers in a 48-hour event involving every type of nature-based obstacle Don Mann can throw at them.

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On Target

Hold your breath as you bear witness to steely eyes behind poised scopes in On Target, the new ASE show that covers the sport of competitive shooting.

Possibly the most popular underground sport in the United States with over 11,000 NRA sanctioned shooting competitions each year and still thousands more ancillary events, competitive shooting is the new “MMA”. The new ASE show “On Target” takes you behind the gates to some of the top competitions in America (and a few trailblazers too!). Meet the competitors. Witness their tactics and weapons of choice while you drool over the coolest pro gear you’ve ever seen.

Surviving Mann Contestant and Professional Competitive Shooter Chris Way in competition.

IMPORTANT NOTE: The shows described above are in various stages of planning and production. Our business plan cannot proceed without adequate funding and there is no guarantee we will receive such funding through this securities offering. There is no guarantee that any of the shows above will be produced or broadcast for any length of time.

ASE’s plan revolves around creating original content using a phased approach to be able to adjust and modify programming that best serves our target audience. We intend to start with the production of four 12-minute episodes (segments) that can be broadcast separately or combined into 30- or 60-minute shows (2 – 4 segments). This allows the content to be shown on YouTube, Roku or on traditional TV. Advertisers will then be shown the completed shows, prior to broadcast, at which point they can purchase ad time or even product placement slots for future shows.  ASE, because our plan is to control various distribution assets on YouTube, Recoil TV, Roku, and other outlets, can make future content decisions based on direct viewer and advertiser inputs.

The Plan--Meeting the Demand

American Stories Entertainment targets the viewers who considers themselves left behind by traditional entertainment providers. This includes people in small town America and the general population found between the east and west coasts of the USA.

American Stories Entertainment’s plan revolves around creating original content using a phased approach to be able to adjust and modify programming that best serves ASE’s unique audience. ASE starts with the production of four to 10 12-to-40-minute episodes (segments). This allows the content to be shown on YouTube, Roku or on traditional TV.

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Advertisers are briefed on the nature of the programming and sometimes shown past programming to provide insight into the ASE process. Advertisers can purchase ad time or preferably product placement slots for such shows. ASE, because it controls various distribution assets on Roku, Apple, Amazon, and our own direct channel, www.americanstories.tv, can make future content decisions based on direct viewer and advertiser input.

If a show is successful, both from the consumer perspective and advertiser response, ASE will extend the respective series for additional shows with additional seasons of the show. As the additional seasons or even episodes are added to the series, the content can be tweaked and modified to better serve ASE’s audiences (consumers and advertisers). Consumer opinion is weighted much higher as concerns content decisions.

Viewers Make the Stories

We intend to deploy what we consider to be a breakthrough viral growth tool that brings the audience directly into the production of content. Using mass online market research platforms, ASE will ask its viewers to participate in the creation of content. By asking viewers to answer a series of questions, they can provide story ideas to us and help in the selection of scripts and even potential talent for future shows. In our view (and as a goal), this tool will result in an ever-growing database of “You Make the Stories” participants. Another of our goals is to tap a movement of millions of fans built through this process who have direct “buy in” for each project through participation in the ongoing research process. We also plan through an aggressive product placement effort (product placement involves contracts with advertisers to feature their products within our programming) and our own merchandise line to create additional revenue potential. To be clear, we have not yet instituted this plan of action.

If a viewer has a story concept that is particularly good, ASE could contact the individual and potentially further develop the idea. The company would then enter into an exclusive development agreement.

In addition to our planned television programming, we also contract for the manufacture, distribution, and sale of ancillary products. These products vary depending on the television programming inspiring the creation of the products. This includes show and memorabilia products such has hats, T-shirts, jackets, etc.

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Here is some “gear” (ancillary products) currently offered for sale on www.americanstories.tv:

●

Country Ball Booster Logo Mug

$14.95Add to cart

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Country Ball Booster Logo Snapback Hat

$39.95Select options

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Country Ball College Bound 2021 Mug

$14.95Add to cart

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Country Ball College Bound 2021 Mug – Black & White

$14.95Add to cart

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●

Surviving Mann Ball Cap – Black Logo

$29.95Select options

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Surviving Mann Ball Cap – White Logo

$29.95Select options

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●

Surviving Mann Camping Mug

$18.95Add to cart

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●

Surviving Mann Ladies Fashion Fit Tee – White Logo

$32.95 – $33.95Select options

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●

Surviving Mann Ladies’ Fashion Fit Tee – Black Logo

$32.95 – $33.95Select options

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●

Surviving Mann Snapback Hat – Black Logo

$39.95Select options

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●

Surviving Mann Unisex T-Shirt – Black Logo

$32.95 – $34.95Select options

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●

Surviving Mann Unisex Tee – White Logo

$32.95 – $34.95Select options

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●

Surviving Mann Will Anyone Mug

$17.95Add to cart

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Traditional Entertainment Media Challenges

Both the top executives and talent found in the twin entertainment epicenters of New York and Los Angeles have been undergoing viewership declines across much of their programming. This market most affected by such erosion can be found in the broad expanse between the coastal population centers, which makes up over 150 million people. It is this opening that ASE intends to rapidly meet and satisfy.

The Plan--Meeting the Demand

American Stories Entertainment targets the viewers who considers themselves left behind by traditional entertainment providers. This includes people in small town America and the general population found between the east and west coasts of the USA.

American Stories Entertainment’s plan revolves around creating original content using a phased approach to be able to adjust and modify programming that best serves ASE’s unique audience. ASE starts with the production of four to 10 12-to-40-minute episodes (segments). This allows the content to be shown on YouTube, Roku or on traditional TV.

Advertisers are briefed on the nature of the programming and sometimes shown past programming to provide insight into the ASE process. Advertisers can purchase ad time or preferably product placement slots for such shows. ASE, because we control various distribution assets on Roku, Apple, Amazon, and our own direct channels, www.Americanstories.tv and www.americanstoriesentertainment.com, can make future content decisions based on direct viewer and advertiser input.

If a show is successful, both from the consumer perspective and advertiser response, ASE will extend the respective series for additional shows with additional seasons of the show. As the additional seasons or even episodes are added to the series, the content can be tweaked and modified to better serve ASE’s audiences (consumers and advertisers). Consumer opinion is weighted much higher as concerns content decisions.

Our Company’s history

We have a “startup” mode history. To date, we have instituted an internet streaming content site and are earning limited revenues selling selected TV series “gear” and other merchandise.

Competition

The competition in the viewer niche that American Stories is focused on is very limited and fragmented. Antonio Sabato launched Conflix Studio, a startup that opened in 2020. To date the company is still in the pre-production stage of its first film, Trail Blazers. Daily Wire, run by Ben Shapiro, announced that they were opening an entertainment division. The company has recently produced and distributed several movies including “Shut In”. There is no industry leader.

Legal Proceedings

We may be involved in various routine legal proceedings incident to the ordinary course of our business. Currently, we not involved in any legal proceedings.

Customers

The company’s customers include both viewers and advertisers. The viewers are made up of people who are looking for non-political television and who consider themselves to be independent. People who live in middle America and believe in traditional values. Advertisers are those companies that offer products and services to viewers interested in sports, business, and high-octane reality-based shows.

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Item 8. DESCRIPTION OF PROPERTY

We have no real property. We do not own any furniture or equipment. We own rights to our television programming.

Intellectual Property/Technology

We consider intellectual property to be important to the operation of our business and critical to establish and driving growth in our revenue from operations. “Intellectual property” includes rights to our stories and program content; as well as registered marks and trademarks associated with our programming and ancillary products. In order to protect our brand, we generally will have contractual rights to approve uses of our intellectual property within our programming and ancillary products.

We consider our brand to be a key business asset and, therefore, plan to have a portfolio of related registered trademarks and trademark applications. Funds allowing, we plan to procure trademark protection, if available, for a brand name, should we choose one, and any logos we may create and copyright protection and copyright ownership of materials such as logos, literary works, photographic images, and audio-visual footage.

Enforcement of our trademark rights and copyrights will be important in maintaining the value of our brand, programming, and ancillary products.

In relation to materials for which copyright protection is available (such as logos, literary works, photographic images, and audio-visual footage), our planned practice will be generally to secure copyright ownership where possible and appropriate. It is not always possible to secure ownership protection for these rights.

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Item 9. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

The following discussion and analysis of our financial condition and results of our operations should be read together with our consolidated financial statements and related notes appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to several factors, including those discussed in the section entitled “Risk Factors” as disclosed in our Offering Circular, as amended, or supplemented from time to time.

American Stories Entertainment, Inc., a Florida corporation, was formed on December 16, 2020 (inception). We are offering up to 6 million of our Common Stock shares at $2.50 per share in this Regulation A+ offering (“Common Stock”). Of the 256 million authorized Common Stock shares (upon the filing of our amended Articles of Incorporation), 8000 are voting shares (owned by Quadrant Sales & Marketing and Big Daddy Unlimited) and the remainder are non-voting shares. Only non-voting Common Stock shares are offered hereby. Therefore, even if this offering of Common shares is sold out, our Common Stock voting shareholders will maintain voting control of the Company.

We also have a bonus structure for our offering:

Each subscriber purchasing at least $2000 worth of our Class B Shares will receive one Class B Share for each share purchased (2 shares for the price of 1).

We are a Florida start-up corporation with an office in Palm Harbor, Florida. We are an “Indie TV production company,” meaning that we are not a large, well-known studio such as Walt Disney Studios or Paramount Television Studios. We have a simple mission – provide creative, uplifting television programming content that improves the lives of our viewers.  Our plan is to do this by telling the unique stories of real people. ASE’s contemplated programming covers a broad range of lifestyles including hunting, fishing, sports, small business, and survival strategies. We plan to produce our shows primarily in small and medium-size towns – locations not generally featured in traditional media.

Results of Operations

Years ended December 31, 2020, and 2021

Revenue. The Company began operations after our formation in December of 2020. For the fiscal year ended December 31, 2020, the Company did not have any revenue generating operations, nor did we have any related cost of goods sold. For the fiscal year ending December 31, 2021, we had total revenues of $201,484.89; after subtracting $1,178.40 in sales discounts from $202,663.29.

Operating Expenses. For the fiscal year ended December 31, 2020, the Company did not have operating expenses, although we did have administrative and selling expenses of $1,000.00. For the fiscal year ended December 31, 2021, we had a total amount of operating expenses of $959,267.66; mostly in outside services ($416,543.09) and “shoot and event” expenses of $431,457.38. Our next largest expenditure was for travel in the amount of $56,916.90. Advertising revenue sharing, contest winner, shoot expenses reimbursements and shoot equipment were all less than $17,000 (but more than $10,000) each.

We also had administrative and selling expenses of $79,975.72 in fiscal year 2021; advertising and promotion constituting $55,535.93 of that total. Our total operating, administrative and selling expenses for fiscal year 2021 was $1,039,243.38.

Other Expenses. We did not have “other expenses” (expenses that do not relate to our main business) in fiscal years 2020 and 2021.

Net Loss. The Company’s net loss for the fiscal years ended December 31, 2020, and 2021 was $1,000 and $38,160, respectively.

Year ended June 30, 2022

Revenue. For the fiscal year ending December 31, 2022, we had total revenues of $243,539.

Operating Expenses. For the fiscal year 2022, we had a total amount of operating expenses of $470,236; mostly in amortization expense ($120,014), notes conversion expense ($230,481) and Dues & Subscriptions of $48,302.

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Other Expenses. We did not have “other expenses” (expenses that do not relate to our main business) in the first half of fiscal year 2022.

Net Loss. The Company’s net loss for fiscal year 2022 was $226,697.

Liquidity and Capital Resources

As of December 31, 2020, the Company had total assets of $0. At December 31, 2021, we had $47,552.11 in total assets, entirely in our bank account balance. As of December 31, 2022, we had $1,355,973 in total assets, comprised mostly of the fixed asset of our produced TV programming in the amount of $1,472,160 (before amortization).

The Company will have additional capital requirements during fiscal year 2023. Currently, if we can sell out this Regulation A+ offering, we have budgeted, amongst other things, $9,490,000 for show production, $1,095,000 for sponsorship acquisition, $1,095,000 for show and channel advertising, and $1,680,000 in general operating expenses.

The Company cannot assure that we will have sufficient capital to finance our growth and/or business operations or that such capital will be available on terms that are favorable to the Company or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

We have a limited operating history. We had $1,000.00 in net cash provided by financing activities in fiscal year 2020 (sale of Common Stock Class A) and $885,318.39 net cash from financing activities in our fiscal year 2021: $185,500.00 in loans payable, QSM – loan of $24,000.00 and $675,818.39 from sales of our Common Stock Class B. During fiscal year 2022, we had $187,500 in loans payable, the $24,000 QSM loan remaining and $843,699.00 from sales of our Common Stock Class B shares.

Our SEC Regulation D Private Placement Offering

We commenced a SEC Regulation D, Rule 506(b) private placement offering of our convertible promissory notes on April 6, 2022. Notes were convertible automatically upon filing a Form C in our non-voting Common Stock at $0.50/share (pre-forward split). We raised a total of $234,751 in this offering.

Our SEC Regulation Crowdfunding Offerings

We commenced a Securities and Exchange Commission (“SEC”) Regulation Crowdfunding offering on January 15, 2021, and raised $713,754 of our total goal of $1 million; selling 713,754 shares of our Common Stock at $1.00 per share (pre-forward split - “CF offering”). The CF offering was terminated on January 20, 2022.

We commenced a 2nd Regulation Crowdfunding offering on April 14, 2022, raising $131,908 to date, selling 65,954 our Common Stock Class B at $2.00 per share (pre-forward split - “CF-2 offering”). Our CF-2 offering was terminated by our 3rd Regulation Crowdfunding offering in which we have raised $238,256 as of May 4, 2023.

To date, we have spent approximately $ 850,000 of the amount raised primarily on TV show production. The remainder will be used on future show production and promotion.

Plan of Operations

TV Programming, Production

The Company intends to produce over 100 episodes of such shows as Surviving Mann, Surviving Mann Aftermath, Country Ball, This Week In High School Football, Boom America, Blue Valor, Rise To The Top.

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TV Programming Budgeting

The cost of American Stories programming runs from $15,000 to $40,000 per episode. The expected production budget for 2023 is $1.35 million (assuming timely and full subscription of this Offering).

Income Centers

We did not have any revenue in our inaugural fiscal year ending December 31, 2020. For the fiscal year ending December 31, 2021, we had total revenues of $201,484.89; after subtracting $1,178.40 in sales discounts from $202,663.29. For the fiscal year ending December 31, 2022, we had total revenues of $243,539. To date, we continue to increase our revenues.

The Company’s net loss for fiscal year 2022 was $226,697. Our immediate goal is to increase revenues to the point where we are operating in the black instead of the red.

There are two distinct publics that ASE targets for income: 1) viewers (content consumers); 2) advertisers who purchase broadcast ads and product placement within the shows.

Advertisers will be happy to see that ASE doesn't just depend on one media platform to get in front of the right viewers. The Company's strategy is decentralized media distribution which also expands the viewer reach for our shows. Advertisers will be able to purchase traditional ad space before, during and after the shows are broadcast. They would also have the option to have their various products placed within the shows in a relevant manner.

Finally, a third income center for the Company is the development of our own branded products (in partnership with various manufacturers) which are placed in the show and then subsequently sold in third party stores and our own product site (www.americanstories.tv).

Viewers will have access to a series of "movement" products (T-shirts, hats, jackets, clothing) and digital memorabilia. The digital memorabilia include celebrity-based collectibles and user generated content in the form of their own memorabilia created by them. ASE plans on building a giant base of devotees that fully believe in the mission of the Company. It is to this group that ASE wants to sell movement products to build brand loyalty and physically promote the brand.

Distribution Efforts and Expenses to Date

American Stories owns our own channels which are the primary sources of distribution of our programming. The promotion of such channels consists of online advertising and database promotions. To date, we have expended about $15,000 in the distribution/exhibition of our TV programming with third parties and have budgeted $500,000 for fiscal year 2023, assuming full subscription of this Offering.

Product Licensing

To the extent possible, we plan to retain full control of the use and monetization of our intellectual property rights (television programming and ancillary products) nationwide and potentially worldwide. This involves exhibiting our television programming and selling our ancillary products on our own AmericanStories.tv and exhibiting our TV shows on outlets such as YouTube, where the producer pays for streaming services, but does not license content per se. We will also seek licensing agreements with other television outlets such as cable for some of our television programming. Licensing agreements, by their very nature, involve approval of content by the outlet, because the licensor will not enter into agreements for content it is not interested in or disapproves of for some reason.

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Social Media

We believe there is a significant opportunity to leverage the capabilities of social media platforms to enhance our relationships with our viewers (hopefully) around the world. By establishing a presence through our website and other online platforms, we believe we will be able to provide connections with our follower base and improve our ability to market our television programming and ancillary products.

Our Strategy

We aim to generate our revenue and profitability by aggressively marketing/promoting our brand. The key elements of our strategy are:

• Create our lists of local, then regional, national, North American, and global customers and online followers: We plan to position ourselves to secure viewers and customers for our ancillary products in accord with our business development and operational plans.

• Develop our wholesale and product licensing or joint venturing businesses:  Funds allowing, we will focus on developing and growing our business on a national level and perhaps, ultimately, on a global basis by increasing our programming production and establishing distribution through the planned development of our campaign to attract viewers and ancillary product purchasers.

• Invest in our Management, facilities and other brand enhancing initiatives: We will be committed to investing in our Management, our television programming, and ancillary products in hopes to enhance our brand in North America and then, globally. We expect these initiatives will continue to be key drivers of our sales, profit, and leading brand recognition going forward.

• Exploit Internet content opportunities:  The rapid shift of media consumption towards Internet and social media platforms presents us with multiple promotion and growth opportunities and potentially new revenue streams. Our digital media platforms, such as our website content and social media, and AmericanStories.tv, are expected to become primary methods by which we engage with our potential audience and encourage transactions with our viewers and customers (hopefully) around the world.

In addition to developing our own digital assets, we intend to leverage third party media platforms and other social media as a means of further engaging with our potential audience and creating a source of traffic for our television programming and distribution. Our website and social media content are in the early stages of development and present opportunities for future growth.

• Enhance the reach and distribution of our products:  With adequate funding, we would be positioned to benefit from anticipated increased value and the growth in distribution.

• Diversify revenue and improve margins:  We aim to gain revenue and operating margins for our business as we further expand our potential audience and customers while adding more TV shows and ancillary products.

Our Market Opportunity

We are a new company, and with the power and scope of the Internet to educate viewers and consumers on the advantages and aspects of our television programming and ancillary products, we have the potential to reach every human with an Internet connection. We believe our potential national and global reach and access to emerging markets will position us for growth.

Our target audience consists of a variety of viewers and product consumers:

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We plan to conduct television programming promotion and ancillary product sales in several ways:

-	Presentation in specialized TV oriented festivals and marketplaces.

-	Advertising material.

-	Website: An Internet server will provide information to viewers and customers about our television programming and ancillary products.

Given the availability of funding, the expected cost of our marketing program will be $2.5 million for fiscal year 2023. Funds allowing, we plan to reach the full potential of our marketing plan within 3 years of commencement of operations. The $2.5 million figure for 2023 includes $1,000,000 in show and channel advertising, $500,000 in distribution establishment and $1,000,000 in sponsorship acquisition. These figures are approximate.

Responsibility for Financial Statements

The financial statements, presented in Item F-1 below, are the responsibility of Management and have been audited by CF Audits based on information and data supplied by our Management.

We utilize a December 31st fiscal year end. The financial statements included herein from inception through June 30, 2022 are audited.

Management’s Report on Internal Control Over Financial Reporting

Our Management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of our management, including our Chief Executive and Chief Financial Officers, we plan to have an evaluation protocol for the effectiveness of our internal control over financial reporting in place based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). We expect to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Distribution Efforts and Expenses to Date

American Stories owns our own channels which are the primary sources of distribution of our programming. The promotion of such channels consists of online advertising and database promotions. To date, we have expended about $15,000 in the distribution/exhibition of our TV programming to third parties and have budgeted $500,000 for fiscal year 2023, assuming full subscription of this offering.

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Item 10. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees (upon receipt of adequate funding)
Executive Officers:
Robert Cefail	President	63	From inception	Full time
Linda Batdorf	Treasurer, Vice President	71	From inception	20 hours a week
Directors:
Robert Cefail	Director	63	From inception	As needed for Board Meetings
Linda Batdorf	Director	71	From inception	As needed for Board Meetings
Anthony McKnight	Director	54	From 3.22.2022	As needed for Board Meetings
Significant Employees:				N/A

Resumes:

Linda Batdorf

Age 71

EDUCATION

Brooklyn College	Brooklyn, New York	1968 -1974

Bachelor of Arts in Education

Honors: Magna Cum Laude

WORK EXPERIENCE

Quadrant Sales & Marketing Inc. Vice President Finance, Assistant to President, Secretary	2003 to Present

Small Business Super Center Inc. Vice President Finance, Assistant to President, Secretary	2011 to Present

Kosmima LLC Vice President Finance, Assistant to President, Secretary	2017 to Present

Digital Frontier Marketing LLC Vice President Finance, Assistant to President, Secretary	2017 to Present

American Stories Entertainment Inc. Vice President, Treasurer Finance, Assistant to President, Secretary	2020 to Present

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Robert Earl Cefail

Age 63

Experience; Sales, Marketing, PR, Management

Graduated from Robert Peary High School, Rockville, Maryland 1976

President, Quadrant Sales & Marketing, Inc, 2003 to Present

President, Digital Frontier Marketing, LLC, 2018 to Present

President, American Stories Entertainment, Inc 2020 to Present

Anthony McKnight

Age 54

Experience: Sales, Marketing, Management, Technology

Graduated BA from University of Florida, Gainesville, FL 1990

President, Big Daddy Unlimited, Inc. 2018-Present

President, Big Daddy Guns, Inc. 2013-Present

President, Big Daddy Health, Inc. 2004-Present

Describe the circumstances if anyone besides an officer or director listed herein was the incorporator of the company and if that person has any continuing company role.

NONE.

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Item 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash Compensation to date ($)	Other Compensation ($)	Total Compensation ($)
Robert Cefail	President, Director	None	None	None
Linda Batdorf	Treasurer, Vice President, Director	None	None	None
Anthony McKnight	Director	None	None	None

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Item 12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership acquirable	Percent of class
Voting Class A Common	Quadrant Sales and Marketing, Inc., 1449 Wetherington Way, Palm Beach, FL 34683	4000 shares	50%
Voting Class A Common	Big Daddy Unlimited Inc. 1449 Wetherington Way, Palm Beach, FL 34683	4000 shares	50%

49,355,910 non-voting Common Stock Class B shares have been sold and issued as of the date of this Offering Circular. The entities above each own 50% of the outstanding voting Common Stock Class A shares.

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Item 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

This Item 13 asks for information concerning other arrangements or contracts with management not otherwise disclosed in this Offering Circular.

Nothing to disclose.

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Item 14. SECURITIES BEING OFFERED

The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Florida law, our Articles of Incorporation, as amended, and our Bylaws, as amended.

Capital Stock

The corporation is authorized to issue common and preferred stock. After our recent 4:1 forward split, the total number of shares of Common Stock this corporation is authorized to issue is 256 million, with no par value. There are 40 million shares of Preferred Stock authorized, par value of $0.001/share. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued class of Common Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class, to increase or decrease (but not below the number of shares of any such class then outstanding) the number of shares of any class subsequent to the issue of shares of that class.

The designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each class of stock and the manner in which shares of stock are to be voted for the election of Directors and upon any other matter coming before a meeting of shareholders are as follows:

Each share of Common Stock offered hereby is non-voting stock (Common Stock Class B). There are 8,000 shares of Common Stock that have voting rights, owned by Quadrant Sales & Marketing, Inc., and Big Daddy Unlimited Inc. (4,000 shares each; Common Stock Class A). Dividends may be paid pro rata to the holders of the Common Stock as and when declared by the Board of Directors out of any funds of the corporation legally available therefore. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the Corporation shall be distributed pro rata to the holders of the Common Stock. The holders of Common Stock are not entitled to any preemptive or preferential right to subscribe for or purchase any shares of capital stock of the Corporation or any securities convertible into shares of capital stock of the Corporation (of which there are currently none in existence or authorized).

Preferred Stock

We are authorized to issue up to 40 million shares of Preferred Stock with a par value of $0.0001/share. The Preferred Stock is non-voting and convertible into Common Stock Class B shares.

Certain Articles of Incorporation, Bylaws and Statutory Provisions

Our amended Articles of Incorporation includes the following provision:

“The corporation exercises its right, pursuant to Section 607.0902(5) of the Florida Business Corporation Act, or any successor thereto, to avoid the provisions pertaining to control-share acquisitions contained in Section 607.0902 of the Florida Business Corporation Act, or any successor thereto.”

In addition, the concentration of all our voting stock in the ownership of two corporations controlled by members of our Board of Directors provides further protection from unwanted control share acquisitions.

75

Limitation of Liability of Officers and Directors

Florida law currently provides that our directors will not be personally liable to our company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

-	the director breaches his/her fiduciary duty to our Company, or our stockholders and such breach involves intentional misconduct, fraud, or a knowing violation of law; or

-	our Company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions, or other distribution.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a Director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Florida law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended Articles of Incorporation do not provide for such expanded liability.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called only by the Board of Directors or our President or by a majority of the voting stockholders.

Number, Election and Removal of Directors

The number of Directors, currently 3, is determined by the stockholders at their annual meeting. The Directors will serve until removal or resignation. Our Stockholders may remove Directors with or without cause. Our Board of Directors may elect a Director to fill a vacancy created by the expansion of the Board of Directors.

76

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to several risks, uncertainties, and assumptions, including those described in the “Risk Factors” section. Moreover, we intend to operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our Management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Considering these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

77

Item F-1 Financial Statements

American Stories Entertainment Inc.

Financial Statements

For the years ended 2021 and 2022

F-1

American Stories Entertainment Inc. Financial Statements For the years ended 2021 and 2022

INDEX TO AUDITED FINANCIAL STATEMENTS

Audit Report	Page F-3 to F-4

Balance Sheet	Page F-5

Income Statement	Page F-6

Changes in Equity Statement	Page F-7

Cash Flow Statement	Page F-8

Notes to the Financial Statements	Page F-9

F-2

May 06, 2023

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Members of American Stories Entertainment, Inc.

1350 County Road 1 #2156

Dunedin, FL 34697

REPORT ON FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of American Stories Entertainment, Inc. as of December 31, 2021 and 2022 and the related statements of operations, changes in owner’s equity and cash flows for the years then ended and the notes to those statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted the audit in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. Accordingly, we express no such opinion.

F-3

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements is also executed.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Stories Entertainment, Inc. as of December 31, 2021 and 2022 and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Licensed Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

cpa@cfaudits.com

F-4

American Stories Entertainment, Inc.

Balance Sheet Statement

As of December 31, 2021 & 2022

	2021	2022
ASSETS
Current Assets
Bank Balance	$47,552	$3,486
Accounts Receivables	–	342
Total Current Assets	47,552	3,828
Non-Current Assets
Produced Films	875,919	1,472,160
Accumulated Amortization	–	(120,014)
Total Intangible Assets	875,919	1,352,145
TOTAL ASSETS	$923,471	$1,355,973

LIABILITIES AND EQUITY
Liabilities
Convertible Notes	$185,500	$–
Loans	24,000	25,000
Total Liabilities	209,500	25,000

Equity
Common Stock – Class A – Voting Shares	2,000	2,000
Common Stock – Class B – Non-Voting Shares	674,811	1,518,509
Retained Earnings	37,160	(189,537)
Total Equity	713,971	1,330,973

TOTAL LIABILITIES AND EQUITY	$923,471	$1,355,973

The accompanying notes are an integral part of these financial statements

F-5

American Stories Entertainment, Inc.

Income Statement

For the years ended 2021 & 2022

	2021	2022
Revenues
Sales	$202,663	$243,539
Sales Discounts	(1,178)	–
Net Revenues	201,485	243,539

Operating Expenses
Outside Services	41,654	28,340
Travel Expense	14,229	9,785
Advertising Revenue Sharing	12,216	9,142
Contest Winner	15,250	20,402
Professional Fees	2,419	1,235
Dues & Subscriptions	14,219	48,302
Advertising and Promotion	55,536	–
Software Expenses	872	524
Postage & Delivery	2,463	193
Miscellaneous Expenses and Fees	1,475	–
Compensation Shares	1,000	–
Bank Service Charges	1,991	1,820
Notes Conversion Expense	–	230,481
Amortization Expense	–	120,014
Total Operating Expenses	163,325	470,236

Net Income (Loss)	$38,160	$(226,697)

The accompanying notes are an integral part of these financial statements

F-6

American Stories Entertainment, Inc.

Statement of Changes in Equity

For the years ended 2021 & 2022

	Class A Common		Class B Common		Additional	Retained
	Stock		Stock		Paid-In	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance January 1, 2021	1,000	$1,000	–	$–	$–	$(1,000)	$–
Capital Contributions During 2021	1,000	1,000	1,105,981	674,811	–	–	675,811
Net Income (Loss) - December 31, 2021	–	–	–	–	–	38,160	713,971
Balance - December 31, 2021	2,000	$2,000	1,105,981	$674,811	$–	$37,160	$713,971
Capital Contributions During 2022	–	–	10,861,385	843,699	–	–	1,557,669
Net Income (Loss) - December 31, 2022	–	–	–	–	–	(226,697)	1,330,973
Balance - December 31, 2022	2,000	$2,000	11,967,366	$1,518,509	$–	($189,537)	$1,330,973

The accompanying notes are an integral part of these financial statements

F-7

American Stories Entertainment, Inc.

Statement of Cash Flows

For the years ended 2021 & 2022

	2021	2022
Cash Flows from Operating Activities
Net Income (Loss)	$38,160	$(226,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of Films	–	120,014
Change in Accounts Receivables	–	(342)
Net Cash Used in Operating Activities	38,160	(107,024)

Cash Flows from Investing Activities
Produced Films	(875,919)	(596,241)
Net Cash Flows from Investing Activities	(875,919)	(596,241)

Cash Provided by Financing Activities
Convertible Notes	185,500	(185,500)
Loans	24,000	1,000
Common Shares	674,811	843,699
Net Cash Provided by Financing Activities	884,311	659,199

Net Change in Cash	47,552	(44,067)
Cash and Cash Equivalents - Beginning of Year	–	47,552
Cash and Cash Equivalents - End of Year	$47,552	$3,485

The accompanying notes are an integral part of these financial statements

F-8

American Stories Entertainment, Inc.

Notes to the Financial Statements

As of December 31, 2021 & 2022

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

American Stories Entertainment, Inc. was incorporated in Florida in December 2020. The company produces TV programming for its channels found on Roku, Amazon Fire TV and Apple TV. The company generates income through advertising, merchandise sales both physical and digital, and TV distribution rights. The company has already produced and/or distributed over 40 episodes of programming. The company plans to create and distribute over 100 episodes in 2022. ASE also plans to accelerate NFT sales, digital merchandise, in 2022.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has earned insignificant revenues from limited primary operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). One of the disclosures required by SFAS 7 is that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, members equity, and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Going Concern

The company is a start-up and funding its operational expenses from financing activities. The Company has incurred cumulative net losses of $(189,537) and negative cash flow from operations since incorporation. Management believes that its go-to-market strategy and subscription-based model will result in the Company transitioning to generating positive cash flows from operations.

Management’s plans include raising additional equity financing. However, there can be no assurance that the Company will be successful in obtaining sufficient equity financing on acceptable terms, if at all.

Failure to generate sufficient revenues, achieve planned gross margins, control operating costs, or raise sufficient additional financing may require the Company to modify, delay or abandon some of its planned future expenditures, which could have material adverse effect on the company’s business, operating results, financial condition, and ability to achieve its intended business objectives. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

F-9

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management evaluates the estimates and assumptions based on historical experience and believes that those estimates and assumptions are reasonable based upon information available to them.

Cash

The Company deposits its cash with financial institutions that Management believes are of high credit quality. The Company’s cash consists primarily of cash deposited in U.S. dollar denominated demand-deposit accounts.

Accounts Receivables and Allowance for Doubtful Accounts

Accounts receivables are stated at Net Realizable Value (NRV). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write offs, collections, and current credit conditions. A receivable is considered past due if the company has not received payments based on agreed-upon terms. The company generally does not require any security or collateral to support its receivables.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, control has been transferred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. The Company’s primary source of revenue is the subscription fee.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

•	Identify the contract with a customer.
•	Identify the performance obligations in the contract.
•	Determine the transaction price.
•	Allocate the transaction price to performance obligations in the contract, and
•	Recognize revenue as the performance obligation is satisfied.

F-10

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized in the period of grant.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity – Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier performance commitment date or performance completion date.

NOTE 4 - PRODUCED FILMS

Based on FASB standard update (Subtopic 926-20) Entertainment—Films—Other Assets—Film Costs, the company has capitalized direct costs spent for the production of those movies.

The management decided to capitalize the films based on the total duration of the films as a standard for cost allocation and the percentage of completion of each film at the end of the year. Furthermore, management have identified the direct costs related to films production, and with respect to the conservatism principle, capitalized percentage of the costs that may have some transactions not directly related to the films production. The below schedules illustrate the costs allocated and the films costs that have been capitalized:

1.	Direct costs incurred and capitalized:

Cost Center	2021	2022	Capitalized Amount
Outside Services	374,889	218,218	593,106
Shoot & Event Exp	431,457	259,236	690,694
Travel Expense	42,688	29,355	72,043
Other Shooting Expenses	16,094	87,267	103,361
Shoot Equipment	10,791	-	10,934
Total	875,919	596,241	1,472,160

F-11

2.	Films produced and Capitalized.

Series Name	Percentage of Completion 2021	Percentage of Completion 2022	Cost of Movies as of end of 2022
Surviving Mann - Season 1	100%	100%	240,324.11
Surviving Mann - Season 2	0%	25%	87,476.68
Surviving Mann Aftermath - Season 1	100%	100%	166,378.23
Surviving Mann Aftermath - Season 2	0%	25%	72,897.24
Country Ball - Season 1	71%	100%	212,311.62
Country Ball - Season 2	0%	20%	69,981.35
This Week In High School Football	100%	100%	102,045.32
Friday Night Game Of The Week	50%	50%	133,102.59
Get The Word Out	100%	100%	23,292.95
Surviving Mann All Stars - Season 1	30%	40%	66,173.78
Beyond The Close	30%	100%	298,175.74
Total			1,472,160

NOTE 5 – IMPAIRMENT OF CAPITALIZED ASSETS

Based on FASB standard update (Subtopic 926-20) Entertainment—Films—Other Assets—Film Costs, the standard requires management to assess the value of the produced films on regular basis for impairment.

Management estimates the life of each produced film and shall amortize those assets based on the estimated lifetime. Furthermore, management will test those films for impairment at the end of each year following the production year. Below table shows the amortization expense for 2022.

Description	Life in Years	Total Cost Eligible for Amortization	Depreciation
Surviving Mann - Season 1	5	240,324	48,065
Surviving Mann Aftermath - Season 1	5	166,378	33,276
This Week in High School Football	3	102,045	34,015
Get the Word Out	5	23,293	4,659
Total		532,041	120,014

F-12

NOTE 6 - INCOME TAXES

Income taxes are provided based upon the liability method. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by accounting standards to allow recognition of such an asset.

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue (296,000,000) shares of which (256,000,000) are Common Stock, (8,000) of which are voting Common Shares (Class A Shares) and the remaining Common Shares are non-voting shares (Class B Shares); as well as (40,000,000) shares of Preferred Stock, having a par value of $0.0001 per share.

As of December 31, 2021 there were 2,000 shares of common stock with voting rights issued and outstanding, and 1,353,681 of stocks with no voting rights issued and outstanding.

As of December 31, 2022 there were 2,000 shares of common stock with voting rights issued and outstanding, and 11,967,366of stocks with no voting rights issued and outstanding.

NOTE 8 – PAYABLES

The QSM loan balance is $24,000, which is a related party loan, obtained during September 2021, and shall be settled soon as cash is available.

Loans payable balance is $187,500.00 which consists of Convertible Commercial Notes that were transferred into common shares at $0.50 per share for different investors during 2022, the cost of transferring the notes into shares was $230,481.

F-13

American Stories Entertainment Inc.

Financial Statements

For the years ended 2020 and 2021

F-1

American Stories Entertainment Inc. Financial Statements For the years ended 2020 and 2021

INDEX TO AUDITED FINANCIAL STATEMENTS

Audit Report	Page F-3 to F-4

Balance Sheet	Page F-5

Income Statement	Page F-6

Changes in Equity Statement	Page F-7

Cash Flow Statement	Page F-8

Notes to the Financial Statements	Page F-9

F-2

February 07, 2022

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Members of American Stories Entertainment, Inc.

REPORT ON FINANCIAL STATEMENTS

I have audited the accompanying balance sheet of American Stories Entertainment Inc. as of December 31, 2020 and 2021 and the related statements of operations, changes in owner’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

F-3

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Stories Entertainment Inc. as of December 31, 2020 and 2021 and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Amjad N I Abu Khamis

Licensed Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

F-4

American Stories Entertainment Inc.

Balance Sheet Statement

As of 31 December 2020 & 2021

	2020	2021
ASSETS
Current Assets
Bank Balance	$–	$47,552.11
Total Current Assets	–	47,552.11
Fixed Assets
Total Fixed Assets	–	–
TOTAL ASSETS	$–	$47,552.11

LIABILITIES AND EQUITY
Liabilities
Loans Payable	$–	$185,500.00
QSM – Loan	–	24,000.00
Total Liabilities	–	209,500.00

Equity
Common Stock – Class A – Voting Shares	1,000.00	2,000.00
Common Stock, Class B – Non Voting Shares	–	674,818.39
Additional Paid-in Capital	–	–
Current Year Earnings	(1,000.00)	(837,766.28)
Retained Earnings	–	(1,000.00)
Total Equity	–	(161,947.89)

TOTAL LIABILITIES AND EQUITY	$–	$47,552.11

The accompanying notes are an integral part of these financial statements

F-5

American Stories Entertainment Inc.

Income Statement

As of 31 December 2020 & 2021

	2020	2021
Revenues	$–	$–
Income	–	202,663.29
Sales Discounts	–	(1,178.40)
Total Revenues	–	201,485.89

Operating Expenses
Outside Services	–	416,543.09
Shoot & Event Exp	–	431,457.38
Travel Expense	–	56,916.90
Advertising Revenue Sharing	–	12,215.59
Contest Winner	–	15,250.00
Shoot Expenses Reimbursements	–	16,094.04
Shoot Equipment	–	10,790.66
Total Operating Expenses	–	959,268.66

Administrative and Selling Expenses
Professional Fees	–	2,418.88
Dues & Subscriptions	–	14,219.46
Advertising and Promotion	–	55,535.93
Software Expenses	–	872.47
Postage & Delivery	–	2,462.74
Miscellaneous Expenses and Fees	–	1,475.40
Compensation Shares	1,000.00	1,000.00
Bank Service Charges	–	1,990.84
Total Administrative and Selling Expenses	1,000.00	79,975.72

Total Expenses	(1,000.00)	(1,039,243.38)

Net Income (Loss)	$(1,000.00)	$(837,758.49)

The accompanying notes are an integral part of these financial statements

F-6

American Stories Entertainment Inc.

Statement of Changes in Equity

As of 31 December 2020 & 2021

					Additional	Retained
	Class A Common Stock		Class B Common Stock		Paid in	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance - December 16, 2020	–	$–	–	$–	$–	$–	$–
Capital Contributions	1,000	1,000	–	–	–	–	1,000
Net Income(Loss) - December 31, 2020	–	–	–	–	–	(1,000)	(1,000)
Balance - December 31, 2020	1,000	$1,000	–	–	–	(1,000)	–

Balance - January 31, 2020	1,000	1,000	–	–	–	(1,000)	–
Capital Contributions	1,000	1,000	1,105,981	674,818.39	–	–	675,818.39
Net Income(Loss) - December 31, 2019	–	–	–	–	–	(837,766.28)	(837,766.26)
Balance - December 31, 2019	2,000	$2,000	1,105,981	$674,818.39	$–	($12,031,597)	$(161,947.87)

The accompanying notes are an integral part of these financial statements

F-7

American Stories Entertainment Inc.

Statement of Cash Flow

For the years ended 2021

	2020	2021
Cash Flows from Operating Activities
Net Income (Loss)	$(1,000.00)	$(837,766.28)
Net Cash Used In Operating Activities	–	(837,766.28)

Net Cash Flows from Investing Activities	–	–

Net Cash Provided By Financing Activities		885,318.39
Loans Payable	–	185,500.00
QSM - Loan	–	24,000.00
Common Shares	1,000.00	675,818.39
Net Change in Cash		47,552.11

Cash and Cash Equivalents - Beginning of Year	0.00	0.00

Cash and Cash Equivalents - End of Year	$0.00	$47,552.11

The accompanying notes are an integral part of these financial statements

F-8

American Stories Entertainment Inc.

Notes to the Financial Statements

Those notes are an integral part of these financial statements

As of 31 December 2021

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

American Stories Entertainment, Inc. was incorporated in Florida in December 2020. The Company produces and distributes TV programming for its channels found on Roku, Amazon Fire TV and Apple TV. The Company generates income through advertising, merchandise sales both physical and digital, and TV distribution rights. ASE also plans to accelerate NFT sales, digital merchandise, in 2023.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company has a $(837,766.28) accumulated deficit as of December 31, 2021.

The company is a start-up and funding its operational expenses from the operating revenues, and financing activities. The company's management has taken serious steps, to maintain a positive working capital for the company, by adding new investors into the business, and conducting an offering through Regulation A financing under the Securities Act of 1933.

F-9

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized in the period of grant.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity – Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Earnings Per Share

Net income (loss) per share is calculated in accordance with ASC 260, Earnings Per Share. The weighted-average number of common shares outstanding during each period is used to compute basic earnings or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2020 and 2021. Due to net operating loss, there is no presentation of dilutive earnings per share, as it would be anti-dilutive.

NOTE 4 - INCOME TAXES

Income taxes are provided based upon the liability method. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by accounting standards to allow recognition of such an asset.

As of December 31, 2021, the Company expected no net deferred tax assets to be recognized, resulting from net operating loss carry forwards. Deferred tax assets were offset by a corresponding allowance of 100%.

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of common stock, $1.00 par value. Voting rights are given to 2,000 shares holder only, and the other 9,998,000 share authorized has no voting rights.

F-10

As of December 31, 2021 there were 2,000 shares of common stock with voting rights issued and outstanding, and 1,353,681 of stocks with no voting rights issued and outstanding.

The Company’s management has taken a serious step and obtained $523,818.39 through crowdfunding, by selling the shares for 1$ and after deducting the related fees.

The next round of funding is targeted to raise $2,000,000 at $2 dollars a share. The use of funds shall be used in the production of additional programming, promotion of American Stories Entertainment programming and increased staffing.

NOTE 6 – PAYABLES

The QSM loan balance is $24,000, which is a short-term loan, obtained during September 2021, and shall be settled soon.

Loans payable balance is $187,500.00 which consists of Discounted Commercial Notes that will be transferred into common shares at $0.50 per share for different investors.

NOTE 7 – BANK BALANCE

The company is maintaining their cash at Synovus Bank, the Cash Balance at the bank is $47,552.11 as of December 31, 2021.

NOTE 8 – OPERATING REVENUES

The company’s major operating income is from Advertising campaigns conducted to their clients, as of December 31, 2021, the advertising revenues total $200,267.00 has been earned.

NOTE 9 – OPERATING EXPENSES

The company’s major operating expenses are consisting of outside contractors and events, shooting and related travel expenses which totaled $904,917.37 during 2021.

NOTE 10 – NONE - OPERATING EXPENSES

The company has an aggressive advertising campaign which costs more the $55,000 during the 2021, that helps them properly marketing their brand name and obtain necessary financing to cover their operating expenses.

F-11

EXHIBIT INDEX

Exhibit Number	Description

2.1	Articles of Incorporation & 2 Articles of Amendment*
2.2	Board of Directors Resolution; January 10, 2023; 4 for 1 forward split of issued and non-issued capital stock*
2.3	Bylaws of American Stories Entertainment, Inc.*
4	Subscription Agreement *
6.1	Silicon Prairie Capital Partners Portal Listing Agreement
6.2	Silicon Prairie Capital Partners Portal Listing Agreement Content Usage Agreement (ASE and William Rooney)*
11	Consent of Expert*
12	Opinion re Legality

__________

* Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this our 1-A POS offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Harbor, Florida on May 23, 2023.

AMERICAN STORIES ENTERTAINMENT, INC.

By:	/s/ ROBERT CEFAIL
Robert Cefail
President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ROBERT CEFAIL

Robert Cefail

President

Member of the Board of Directors

May 23, 2023

/s/ LINDA BATDORF

Linda Batdorf

Treasurer

Member of the Board of Directors

May 23, 2023

/s/ ANTHONY MCKNIGHT

Anthony McKnight

Member of the Board of Directors

May 23, 2023